PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

TALON OIL & GAS LLC,

AS SELLER,

AND

ENERVEST ENERGY INSTITUTIONAL FUND XI-A, L.P.,  ENERVEST ENERGY
INSTITUTIONAL FUND XI-WI, L.P., ENERVEST ENERGY INSTITUTIONAL FUND
XII-A, L.P., ENERVEST ENERGY INSTITUTIONAL FUND XII-WIB, L.P., ENERVEST
ENERGY INSTITUTIONAL FUND XII-WIC, L.P., ENERVEST HOLDING, L.P. AND
EV PROPERTIES, L.P., COLLECTIVELY

AS PURCHASER
_________________________________________

EXECUTION DATE:  OCTOBER 25, 2010

EFFECTIVE DATE:  OCTOBER 1, 2010
_________________________________________

TABLE OF CONTENTS

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APPENDICES:

Appendix A	-	Definitions

EXHIBITS:

Exhibit A-1	-	Leases
Exhibit A-2	-	Wells
Exhibit A-3	-	Intentionally Omitted
Exhibit A-4	-	Surface Interests
Exhibit A-5	-	Hedging Contracts to be Conveyed
Exhibit A-6	-	Certain Excluded Assets
Exhibit B	-	Form of Conveyance
Exhibit C	-	Form of Letter-in-lieu of Transfer Order
Exhibit D	-	Form of Transition Services Agreement
Exhibit E	-	Purchaser’s Proportionate Shares

SCHEDULES:

Schedule 3.4	-	Allocated Values
Schedule 5.7	-	Litigation
Schedule 5.9	-	Capital Commitments
Schedule 5.11	-	Contracts
Schedule 5.12	-	Payments for Production and Imbalances
Schedule 5.13	-	Consents and Preferential Rights to Purchase
Schedule 5.14	-	Lease Notices
Schedule 5.15	-	Non-Consent Operations
Schedule 7.4	-	Operations

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is dated as of October 25, 2010 (the “Execution Date”), by and between Talon Oil & Gas LLC, a Delaware limited liability company (“Seller”), on the one part, and EnerVest Energy Institutional Fund XI-A, L.P.,  EnerVest Energy Institutional Fund XI-WI, L.P., EnerVest Energy Institutional Fund XII-A, L.P., EnerVest Energy Institutional Fund XII-WIB, L.P., EnerVest Energy Institutional Fund XII-WIC, L.P., EnerVest Holding, L.P. and EV Properties, L.P., each a Delaware limited partnership (collectively, “Purchaser”), on the other part.  Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”  Additionally, EnerVest Operating, L.L.C., a Delaware limited liability company (“EVOC”) hereby joins in this Agreement for the limited purposes hereinafter set forth in Sections 2.1, 11.1 and 11.2(a).

RECITALS:

A.           Seller owns certain interests in oil and gas properties, rights and related assets that are defined and described herein as the “Assets.”

B.           Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, their respective undivided proportionate interests set forth opposite each Purchaser’s name in Exhibit E hereto (each Purchaser’s “Proportionate Share”) the Assets other than the Field Office, in the manner and upon the terms and conditions hereafter set forth.

C.           Seller desires to sell to EVOC, and EVOC desired to purchase from Seller, the Field Office.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.1            Defined Terms.  In addition to the terms defined in the introductory paragraph and the Recitals of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix A.

Section 1.2            References and Rules of Construction.  All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause or other subdivision unless expressly so limited.  The words “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection and clause hereof in which such words occur.  The word “including” (in its various forms) means including without limitation.  All references to “$” or “dollars” shall be deemed references to United States dollars.  Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement.   Unless expressly provided to the contrary, the word “or” is not exclusive.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Appendices, Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.  Reference herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

ARTICLE 2
PURCHASE AND SALE

Section 2.1            Purchase and Sale.  At the Closing, upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer and convey the Assets other than the Field Office to Purchaser in their respective Proportionate Shares, and Purchaser agrees to purchase, accept and pay for the Assets and to assume the Assumed Purchaser Obligations with respect to all Assets other than the Field Office.  At the Closing, upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer and convey the Field Office to EVOC and EVOC agrees to purchase, accept and pay for the Field Office and to assume the Assumed Purchaser Obligations with respect to the Field Office.

Section 2.2            Assets.  As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all of Seller’s right, title and interest in and to the following (but excepting and excluding, in all such instances, the Excluded Assets):

(a)           The oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests, and other rights to Hydrocarbons in place that are identified on Exhibit A-1 (collectively, the “Leases”), subject to (i) the depth limitations and other restrictions that may be set forth in (a) the Leases or (b) any documents of record and (ii) matters identified on an Exhibit or Schedule to this Agreement;

(b)           All pooled, communitized or unitized acreage which includes all or a part of any Lease (the “Units”), and all tenements, hereditaments and appurtenances belonging to the Leases and Units;

(c)           All oil, gas, water or injection wells located on the Leases or Units, whether producing, shut-in or temporarily abandoned, including the interests in the wells shown on Exhibit A-2 and all proved undeveloped and probable locations identified by Purchaser and to which Purchaser has allocated value on  Schedule 3.4 (the “Wells”; and together with the Units and Leases, the “Properties”);

(d)           All flowlines, pipelines, gathering systems and appurtenances thereto located on the Leases or Units or used, or held for use, in connection with the operation of the Wells;

(e)           All contracts, agreements and instruments to the extent applicable to the Properties or the production of Hydrocarbons from the Properties, including operating agreements, unitization, pooling and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, participation agreements, exchange agreements, transportation agreements, agreements for the sale and purchase of Hydrocarbons and processing agreements, but excluding (i) any contracts, agreements and instruments to the extent transfer is restricted by Third Party agreement or applicable Law and (ii) to the extent included in Section 2.2(a), instruments constituting Seller’s chain of title to the Leases (subject to such exclusions, the “Contracts”);

(f)           All buildings currently used in the operation and management of the other Assets together with all surface fee interests on which such buildings are located and/or used in connection therewith (collectively,  the “Field Office”), together with all other surface fee agreements, if any, easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use solely in connection with, the Properties, including those interests set forth on Exhibit A-4; but excluding, in all such instances, any permits and other appurtenances to the extent transfer is restricted by Third Party agreement or applicable Law;

(g)           All equipment, machinery, tools, fixtures and other tangible personal property (excepting and reserving any Hydrocarbons stored in stock tanks, pipelines or other storage as of the Effective Date) and improvements located on the Properties or used or held for use solely in connection with the operation of the Properties or the production of Hydrocarbons from the Properties that are owned (with respect to each such item) by Seller (subject to such exclusions, the “Equipment”);

(h)           All Hydrocarbons produced from or attributable to the Leases, Units or Wells at and after the Effective Date;

(i)           The Records;

(j)           The Leased Assets, except to the extent that any of the Leased Assets are transferable with the payment of a fee or other consideration (unless Purchaser has agreed in writing to pay such fee or other consideration);

(k)           The existing hedges, swaps and other derivatives contracts identified in Exhibit A-5 relating to a portion of the production from the Wells (the “Existing Hedging Transactions”) (it being understood that the Existing Hedging Transactions will be transferred to or novated in favor of Purchaser at the cost and expense of Purchaser and on forms provided by the counterparties, and will not be included in the Conveyance);

(l)           All geophysical and other seismic and related technical data and information relating to the Assets to the extent that such geophysical and other seismic and related technical data and information is transferable without a payment of a fee or other penalty including, without limitation, any assignable seismic licenses; and

(m)          Subject to any transfer requirements, all GeoGraphix databases relating to the Wells and Leases and lands covered thereby to the extent that such databases are transferable without payment of a fee or other penalty.

Section 2.3            Excluded Assets.  Notwithstanding anything to the contrary, the Assets shall not include, and there is excepted, reserved and excluded from this transaction, the Excluded Assets.

Section 2.4            Effective Date; Proration of Costs and Revenues.

(a)           Subject to the other terms and conditions of this Agreement, possession of the Assets shall be transferred from Seller to Purchaser at the Closing, but certain financial benefits and burdens of the Assets shall be transferred effective as of 7:00 a.m., Central Time, on October 1, 2010 (the “Effective Date”), as described below.

(b)           Purchaser shall be entitled to all production of Hydrocarbons from or attributable to the Leases, Units and Wells at and after the Effective Date (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at and after the Effective Date (provided that, notwithstanding the preceding, Seller shall be entitled to all proceeds of cash calls and billings and other funds received for the account of third Persons with respect to any of the Assets operated by Seller for all periods prior to the date on which Seller’s resignation as operator of such Assets becomes effective; but only to the extent that such proceeds and funds are used by Seller to pay for expenditures on behalf of such third Persons in Seller’s role as operator of the Assets), and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred at and after the Effective Date.

(c)           Seller shall be entitled to all production of Hydrocarbons from or attributable to Leases, Units and Wells prior to the Effective Date (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Date (and to proceeds from cash calls and billings and other funds received for the account of third Persons for all periods prior to the date on which Seller’s resignation as operator becomes effective, as described in clause (b) above; but only to the extent that such proceeds and funds are used by Seller to pay for expenditures on behalf of such third Persons in Seller’s role as operator of the Assets), and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Date, including, without limitation, all suspense funds that are, for reporting periods ending on September 30, 2010, escheatable to the state in accordance with applicable laws, together with any and all penalties and/or interest payable with respect thereto.

(d)           Should Purchaser receive after Closing any proceeds or other income to which Seller is entitled under Section 2.4(c), Purchaser shall fully disclose, account for and promptly remit the same to Seller.  If, after Closing, Seller receives any proceeds or other income with respect to the Assets to which Seller is not entitled pursuant to Section 2.4(c), Seller shall fully disclose, account for, and promptly remit same to Purchaser.

(e)           Should Purchaser pay after Closing any Property Costs for which Seller is responsible under Section 2.4(c), Seller shall reimburse Purchaser promptly after receipt of an invoice with respect to such Property Costs, accompanied by copies of the relevant vendor or other invoice and proof of payment.  Should Seller pay after Closing any Property Costs for which Seller is not responsible under Section 2.4(c), Purchaser shall reimburse Seller promptly after receipt of an invoice with respect to such Property Costs, accompanied by copies of the relevant vendor or other invoice and proof of payment.

(f)           Seller shall have no further entitlement to amounts earned from the sale of Hydrocarbons produced from or attributable to the Assets and other income earned with respect to the Assets and no further responsibility for Property Costs incurred with respect to the Assets following the final determination and payment of the Adjusted Purchase Price in accordance with Section 9.4(b).

(g)           Taxes that are included in Property Costs, right-of-way fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at and after the Effective Date, except that production, severance and similar Taxes measured by the quantity of or the value of production shall be prorated based on the number of units or value of production actually produced and sold, as applicable, before or at and after the Effective Date.  In each case, Purchaser shall be responsible for the portion allocated to the period at and after the Effective Date and Seller shall be responsible for the portion allocated to the period before the Effective Date.

Section 2.5            Procedures.

(a)           For purposes of allocating production (and accounts receivable with respect thereto) under Section 2.4, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the inlet flange of the pipeline connecting into the storage facilities into which they are run or, if there are no such storage facilities, when they pass through the LACT meters or similar meters at the point of entry into the pipelines through which they are transported from the field and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the delivery point sales meters on the pipelines through which they are transported.  Seller shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings or gauging and strapping data is not available.  Seller shall provide to Purchaser evidence of all meter readings and all gauging and strapping procedures conducted on or about the Effective Date in connection with the Assets, together with all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Unadjusted Purchase Price pursuant to Section 3.3.  The terms “earned” and “incurred” shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (“COPAS”) standards, and expenditures which are incurred pursuant to an operating agreement, unit agreement or similar agreement shall be deemed incurred when expended by the operator of the applicable Lease, Unit or Well, in accordance with Seller’s current practice.

(b)           After Closing, Purchaser shall handle all joint interest audits and other audits of Property Costs covering the period for which Seller is in whole or in part responsible under Section 2.4, provided that (i) Purchaser shall not agree to any adjustments to previously assessed costs for which Seller is liable, or any compromise of any audit claims to which Seller would be entitled, without the prior written consent of Seller and (ii) Seller shall be responsible for, and shall pay, all reasonable costs and expenses incurred by Purchaser with respect to any such audits covering the period for which Seller is responsible.  Purchaser shall provide Seller with a copy of all applicable audit reports and written audit agreements received by Purchaser or its Affiliates and relating to periods for which Seller is partially responsible.

ARTICLE 3
PURCHASE PRICE

Section 3.1            Purchase Price.  The purchase price for the Assets (the “Purchase Price”) shall be nine hundred sixty-seven million Dollars ($967,000,000), (the “Unadjusted Purchase Price”).  The Unadjusted Purchase Price shall be adjusted as provided in Section 3.3.  On or before October 26, 2010, Purchaser shall deliver to Seller an amount equal to five percent (5%) of the Unadjusted Purchase Price (the “Deposit”).  The Deposit shall be applied against the Closing Payment if the Closing occurs or shall be otherwise distributed in accordance with the terms of Section 10.3.

Section 3.2            Allocation of Purchase Price.  Seller and Purchaser recognize that this transaction is subject to the reporting requirements of Section 1060 of the Code and the Treasury Regulations thereunder and, therefore, an IRS Form 8594, Asset Acquisition Statement, will be filed by Seller and Purchaser.  Seller and Purchaser agree that the Adjusted Purchase Price and any liabilities associated with the Assets that are includable in Purchaser’s Tax basis in the Assets shall be allocated among the Assets for Tax purposes in accordance with an allocation schedule which shall be prepared by Seller and delivered to Purchaser within ten (10) days following the determination of the Adjusted Purchase Price (as revised under this Section 3.2, the “Purchase Price Allocation Schedule”).  The Purchase Price Allocation Schedule shall be revised to take into account adjustments to the Purchase Price and any indemnification payments.  If Purchaser and Seller are unable to agree on the Purchase Price Allocation Schedule or any revisions thereto, any dispute arising in connection with the Purchase Price Allocation Schedule shall be resolved pursuant to procedures comparable to the procedures applicable under Section 9.4(b).  Seller and Purchaser shall use the Purchase Price Allocation Schedule in reporting this transaction to the applicable Taxing authorities, including IRS Form 8594 and any other information returns and supplement thereto required to be filed under Section 1060 of the Code, and neither Seller nor Purchaser shall file any Tax Return or otherwise take any position for Tax purposes that is inconsistent with the Purchase Price Allocation Schedule.  Each of Purchaser and Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Purchase Price Allocation Schedule.

Section 3.3            Adjustments to Purchase Price.  All adjustments to the Unadjusted Purchase Price shall be made (x) in accordance with the terms of this Agreement and, to the extent not inconsistent with this Agreement, in accordance with GAAP as consistently applied in the oil and gas industry, (y) without duplication (in this Agreement or otherwise) and (z) only with respect to matters (A) in the case of Section 3.3(a)(iv) and Section 3.3(b)(iii), for which notice is given on or before the Title Claim Date, and (B) in all of the other cases set forth in Section 3.3(a) and Section 3.3(b), identified on or before the 180th day after Closing (the “Cut-off Date”).  Each adjustment to the Unadjusted Purchase Price described in Section 3.3(a) and Section 3.3(b) shall be allocated among the Assets in accordance with Section 3.4.

Without limiting the foregoing, the Unadjusted Purchase Price shall be adjusted as follows, with the resulting adjustments to such Unadjusted Purchase Price herein the “Adjusted Purchase Price”:

(a)           The Unadjusted Purchase Price shall be adjusted upward by the following amounts (without duplication):

(i)           an amount equal to all Property Costs and other costs attributable to the ownership and operation of the Assets which are incurred after the Effective Date but paid by Seller (as is consistent with Section 2.4(b) and Section 2.4(c)), but excluding any amounts previously reimbursed to Seller pursuant to Section 2.4(e);

(ii)          an amount equal to all costs, if any, attributable to the Existing Hedging Transactions incurred after the Effective Date but paid by Seller (as is consistent with Section 2.4(b) and Section 2.4(c)) or attributable to the Additional Hedging Transactions, but excluding any amounts previously reimbursed to Seller pursuant to Section 2.4(e) or Section 7.11;

(iii)         an amount equal to (to the extent that such amounts have been received by Purchaser and not remitted or paid to Seller) (A) all proceeds from the production of Hydrocarbons from or attributable to the Leases, Units and Wells prior to the Effective Date, (B) all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Date (including, to the extent that Seller actually paid such amounts on behalf of such third Persons in Seller’s role as operator of the Assets, proceeds from cash calls and billings and other funds received for the account of third Persons with respect to any of the Assets operated by Seller for all periods prior to the date on which Seller’s resignation as operator becomes effective) and (C) any other amounts to which Seller is entitled pursuant to Section 2.4(c);

(iv)          the amount of all prepaid expenses (including pre-paid lease bonuses, rentals, cash calls and advances to third Person operators for expenses not yet incurred; prepaid production Taxes, severance Taxes and other Taxes; and scheduled payments) paid by Seller with respect to the ownership or operation of the Assets after the Effective Date;

(v)           any undisputed amounts for Title Benefits determined pursuant to Section 4.3;

(vi)         to the extent that proceeds for such volumes have not been received by Seller, an amount equal to the aggregated volumes of Hydrocarbons stored in stock tanks above the outlet valve, pipelines or other storage as of the Effective Date that are attributable to the ownership and operation of the Assets multiplied by the contract price therefor on the Effective Date; and

(vii)        any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as an upward adjustment to the Unadjusted Purchase Price.

(b)          The Unadjusted Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i)           an amount equal to all Property Costs and other costs attributable to the ownership and operation of the Assets which are incurred prior to the Effective Date but paid by Purchaser (as is consistent with Section 2.4(b) and Section 2.4(c)), but excluding any amounts previously reimbursed to Purchaser pursuant to Section 2.4(e);

(ii)          an amount equal to, to the extent that such amounts have been received by Seller and not remitted or paid to Purchaser, (A) all proceeds from the production of Hydrocarbons from or attributable to the Leases, Units and Wells at and after the Effective Date, (B) all proceeds from the Existing Hedging Transactions and the Additional Hedging Transactions at and after the Effective Date, (C) all other income, proceeds, receipts and credits earned with respect to the Assets at and after the Effective Date (excluding, to the extent that Seller actually paid such amounts on behalf of such third Persons in Seller’s role as operator of the Assets, all proceeds of cash calls and billings and other funds received for the account of third Persons with respect to any of the Assets operated by Seller for all periods prior to the date on which Seller’s resignation as operator of such Assets becomes effective) and (D) any other amounts to which Purchaser is entitled pursuant to Section 2.4(b);

(iii)         any undisputed amounts for Title Defects determined pursuant to Section 4.2 (which shall include, for purposes of certainty, an amount equal to the Allocated Value of any Assets excluded from this transaction pursuant to Section 4.2(c));

(iv)         an amount equal to the Allocated Value of any Assets excluded from this transaction pursuant to Section 4.6;

(v)          an amount equal to the Allocated Value of any Assets excluded from this transaction pursuant to Section 4.7(a);

(vi)         an amount equal to all funds payable to unaffiliated third party owners of working interests, royalty interests, overriding royalty interests and other interests in the Properties held in suspense by Seller as of the Closing Date less any such amounts that are, for reporting periods ending on September 30, 2010, escheatable to the state in accordance with applicable laws, such amounts to be retained by Seller pursuant to Section 2.4(c); and

(vii)        any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as a downward adjustment to the Unadjusted Purchase Price.

Section 3.4            Allocated Values.  The “Allocated Values” for the Assets (which are provided a Well-by-Well basis including proved undeveloped and probable locations) are set forth on Schedule 3.4.  The Allocated Value for an Asset is equal to the portion of the Unadjusted Purchase Price that is allocated to such Asset on Schedule 3.4, increased or decreased by a share of each adjustment to the Unadjusted Purchase Price in accordance with Section 3.3.  Any adjustment not allocated to a specific Asset shall be allocated among the various Assets on a pro rata basis in proportion to the Unadjusted Purchase Price allocated to such Asset on Schedule 3.4.  Seller has accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but makes no representation or warranty as to the accuracy of such values.

ARTICLE 4
TITLE AND ENVIRONMENTAL MATTERS

Section 4.1            Seller’s Title.  Except for the special warranty of title set forth in the Conveyances, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets, and Purchaser hereby acknowledges and agrees that, subject to Section 4.5, Purchaser’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets, (a) on or before the Title Claim Date, shall be as set forth in Section 4.2, and (b) from and after the Title Claim Date (without duplication), shall be pursuant to Section 8.2(e) or the special warranty of title set forth in the Conveyances, as applicable; provided, however, that Purchaser further acknowledges and agrees that Purchaser shall not be entitled to protection under the special warranty of title provided in the Conveyances for any Title Defect asserted by Purchaser on or before the Title Claim Date.

Section 4.2            Title Defects.

(a)           To assert a claim of a Title Defect, Purchaser must deliver a claim notice to Seller (each a “Title Defect Notice”) promptly after the discovery thereof, but in no event later than twenty (20) Business Days prior to the Closing (such cut-off date being the “Title Claim Date”).  To be effective, each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect that is reasonably sufficient for Seller to determine the basis of the alleged Title Defect, (ii) the Well adversely affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) all documents upon which Purchaser relies for its assertion of a Title Defect, including, at a minimum, supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect and (v) the amount by which Purchaser reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect (the “Asserted Title Defect Amount”) and the computations and information upon which Purchaser’s belief is based, including any analysis by any title attorney or examiner hired by Purchaser.

(b)           Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove on or before sixty (60) days after the Closing Date (the “Cure Period”) any Title Defects for which Seller has received a Title Defect Notice from Purchaser prior to the Title Claim Date.  Except as set out in the following sentence, no reduction shall be made to the Closing Payment with respect to any Title Defect for which Seller has provided notice to Purchaser prior to or on the Closing Date that Seller intends to attempt to cure the Title Defect during the Cure Period (a “Remedy Notice”) or for which Seller disputes the existence (a “Disputed Defect”).  In the event of a Disputed Defect, and if the undisputed Title Defect Amounts are such that an adjustment to the Unadjusted Purchase Price will be made pursuant to Section 4.5(b), on the Closing Date, Purchaser shall deliver to the Escrow Agent the amount related to the Disputed Defect (and the Closing Payment shall be reduced correspondingly) to be deposited in an escrow account (the “Escrow Account”) pursuant to the Escrow Agreement. If any Title Defect with respect to which Seller provided a Remedy Notice to Purchaser is not cured by Seller within the Cure Period, Seller shall remedy such Title Defect pursuant to Section 4.2(c) no later than seventy (70) days after the Closing Date (the “Remedy Deadline”); provided, however, that any downward adjustments to the Unadjusted Purchase Price made pursuant to Section 4.2(c) shall occur at the times set forth in Section 9.4; and provided, further, that if, prior to the Remedy Deadline, Seller and Purchaser cannot agree on (i) the proper and adequate cure for any such Title Defect, (ii) the Title Defect Amount or (iii) whether the alleged Title Defect constitutes a Title Defect, such dispute(s) shall be finally and exclusively resolved in accordance with the provisions of Section 4.4.  An election by Seller to attempt to cure a Title Defect shall be without prejudice to its rights under Section 4.4 and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect.  Any Disputed Defects that have not been cured, waived or otherwise resolved by the Parties prior to the Remedy Deadline shall be exclusively and finally resolved in accordance with the provisions of Section 4.4.

(c)           In the event that any Title Defect is not waived by Purchaser or, subject to Section 4.2(b), cured prior to the expiration of the Cure Period, Seller shall, at its sole election, and subject to the Individual Defect Threshold and the Aggregate Defect Deductible, elect to (i) make a downward adjustment to the Unadjusted Purchase Price equal to an amount determined (the “Title Defect Amount”) pursuant to Section 4.2(d) as being the value of such Title Defect or (ii) retain the entirety of the Title Defect Property that is adversely affected by such Title Defect, in which event, the Unadjusted Purchase Price shall be adjusted downward, by an amount equal to the Allocated Value of such Title Defect Property and such Title Defect Property shall no longer be included within the definition of Assets for any purpose under this Agreement.  In addition, if the Title Defect is an Environmental Defect which has not been waived by Purchaser or, subject to Section 4.2(b), cured prior to the expiration of the Cure Period, Purchaser may, at its sole election, and subject to the Individual Defect Threshold and the Aggregate Defect Deductible, cause Seller to retain the entirety of the Title Defect Property that is adversely affected by such Title Defect Property, in which event, the Unadjusted Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such Title Defect Property and such Title Defect Property shall no longer be included within the definition of Assets for any purpose of this Agreement.  Upon Seller electing to remedy a Title Defect pursuant to this Section 4.2(c), the Parties shall complete any further conveyancing or reconveyancing of the relevant Title Defect Property as is necessary to effect such remedy.  In the case of any such reconveyancing, Purchaser shall assign the relevant Title Defect Property to Seller with a special warranty of title by, through and under Purchaser, free and clear of any liens, claims, encumbrances or burdens other than the Permitted Encumbrances and any others that may have arisen by, through or under Seller.  Any downward adjustments to the Unadjusted Purchase Price pursuant to this Section 4.2 shall be made (and accounted for) at the times set forth in Section 9.4.

(d)          The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the Title Defect Property adversely affected by such Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(i)           if Purchaser and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii)          if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from Seller’s interest in the affected Title Defect Property;

(iii)         if the Title Defect reflects a discrepancy (without any change in the working interest for the affected Title Defect Property) between (A) the Net Revenue Interest for the affected Title Defect Property and (B) the Net Revenue Interest stated in Exhibit A-2, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the amount of the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated in Exhibit A-2, as applicable;

(iv)         if the Title Defect is an Environmental Defect, the Title Defect Amount shall be the aggregate amount of (A) the estimated costs and expenses to correct or remediate the Environmental Defect in such a manner that is consistent with applicable Environmental Laws (or in the absence of applicable Environmental Laws, in a manner that is reasonably satisfactory to Purchaser) and (B); any and all fines, penalties, court and/or administrative costs and other expenses attributable to or arising from the existence of such Environmental Defect.

(v)          if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in clauses (ii), (iii) or (iv) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property adversely affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation; provided, however, that, the foregoing considerations notwithstanding, in the event that the Title Defect is reasonably susceptible of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing or remediating, as applicable, such Title Defect;

(vi)         the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in any other Title Defect Amount hereunder, or for which Purchaser otherwise receives credit in the calculation of the Purchase Price; and

(vii)        notwithstanding anything to the contrary in this Article 4, the aggregate Title Defect Amounts attributable to the effects of all Title Defects that are not Environmental Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(e)           It is understood and agreed that Environmental Defects shall constitute Title Defects for purposes of this Agreement (as is provided in the definition of the term “Title Defects” set forth Appendix A) and, as such, will be handled in accordance with, and in all instances will be subject to, the provisions of this Section 4.2 and the other applicable provisions of this Article 4 (including the thresholds and deductibles set forth in Section 4.5).  As such, without limiting the disclaimers and acknowledgements set forth in Article 5 and Article 6, respectively, PURCHASER HEREBY WAIVES AND RELEASES ANY REMEDIES OR CLAIMS (WHETHER AT LAW OR IN EQUITY) THAT IT MAY HAVE AGAINST SELLER, ITS AFFILIATES OR ANY OTHER MEMBER OF THE SELLER GROUP UNDER APPLICABLE LAWS WITH RESPECT TO ENVIRONMENTAL DEFECTS, EXCEPT SOLELY FOR THOSE REMEDIES SET FORTH IN THIS ARTICLE 4.

Section 4.3            Title Benefits.

(a)           Seller has the right, but not the obligation, to deliver to Purchaser on or before the Title Claim Date with respect to each Title Benefit discovered by Seller a notice (a “Title Benefit Notice”) in writing and including (i) a description of the Title Benefit reasonably sufficient to determine the basis of the alleged Title Benefit, (ii) the Well affected by such Title Benefit (each a “Title Benefit Property”), (iii) the Allocated Value of each Title Benefit Property, (iv) all documents upon which Seller relies for its assertion of a Title Benefit, including, at a minimum, supporting documents reasonably necessary for Purchaser (as well as any title attorney or examiner hired by Purchaser) to verify the existence of the alleged Title Benefit and (v) the amount by which Seller reasonably believes the Allocated Value of each Title Benefit Property is increased by such Title Benefit and the computations and information upon which Seller’s belief is based on or before the Title Claim Date with respect to each Title Benefit discovered by Seller.

(b)           Subject to the Individual Benefit Threshold and the Aggregate Benefit Deductible, with respect to each Title Benefit Property affected by Title Benefits reported under Section 4.3(a), the Unadjusted Purchase Price shall be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Title Benefit Property, as determined pursuant to Section 4.3(c).  Any upward adjustments to the Unadjusted Purchase Price pursuant to this Section 4.3 shall be made (and accounted for) at the times set forth in Section 9.4.

(c)           The Title Benefit Amount resulting from a Title Benefit shall be the amount by which the Allocated Value of the Title Benefit Property affected by such Title Benefit is increased as a result of the existence of such Title Benefit and shall be determined in accordance with the following methodology, terms and conditions:

(i)           if Purchaser and Seller agree on the Title Benefit Amount, that amount shall be the Title Benefit Amount;

(ii)          if the Title Benefit reflects a difference (without any change in the working interest for the affected Title Defect Property) between (A) the Net Revenue Interest for the affected Title Benefit Property and (B) the Net Revenue Interest stated in Exhibit A-2, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the amount of the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated in Exhibit A-2; and

(iii)         if the Title Benefit represents a benefit in the ownership or title to the Title Benefit Property of a type not described in clause (ii) above, the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of the Title Benefit Property benefitted by the Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of the Title Benefit Property, the values placed upon the Title Benefit by Purchaser and Seller and such other factors as are necessary to make a proper evaluation.

(d)           If Seller and Purchaser cannot reach an agreement on alleged Title Benefits and Title Benefit Amounts by the scheduled Closing, the provisions of Section 4.4 shall apply.

Section 4.4            Title Disputes.  Seller and Purchaser shall attempt to agree on all Title Defects and Title Benefits and Title Defect Amounts and Title Benefit Amounts, respectively, prior to Closing.  If Seller and Purchaser are unable to agree on Title Defects and Title Benefits and Title Defect Amounts and Title Benefit Amounts, respectively, by the scheduled Closing, then Seller’s good faith estimate shall be used to determine the Closing Payment pursuant to Section 9.4.  If, after the Remedy Deadline, Seller and Purchaser are unable to agree on an alleged Title Defect/Title Benefit or Title Defect Amount/Title Benefit Amount (the “Disputed Title Matters”) such dispute(s), and only such dispute(s), shall be exclusively and finally resolved in accordance with the following provisions of this Section 4.4.  Purchaser shall provide to Seller by not later than the tenth (10th) Business Day following the Remedy Deadline a written description meeting the requirements of Section 4.2(a) or Section 4.3(a), as applicable, together with all supporting documentation, of the Disputed Title Matters.  By not later than ten (10) Business Days after Seller’s receipt of Purchaser’s written description of the Disputed Title Matters, Seller shall provide to Purchaser a written response setting forth Seller’s position with respect to the Disputed Title Matters together with all supporting documentation.

(a)           By not later than ten (10) Business Days after Purchaser’s receipt of Seller’s written response to Purchaser’s written description of the Disputed Title Matters, Purchaser may initiate a non-administered arbitration of any such dispute(s) conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent that such rules do not conflict with the terms of this Section, by written notice to Seller of any Disputed Title Matters (“Final Disputed Title Matters”) not otherwise resolved or waived that are to be resolved by arbitration (the “Title Arbitration Notice”).

(b)           The arbitration shall be held before a one member arbitration panel (the “Title Arbitrator”), determined as follows.  The Title Arbitrator shall be an attorney with at least ten (10) years experience (i) in the case of Title Defects other than Environmental Defects, examining oil and gas titles in the State of Texas and (ii) in the case of Environmental Defects, as an environmental attorney practicing in the State of Texas.  Within five (5) Business Days following Seller’s receipt of the Title Arbitration Notice, Seller and Purchaser shall each exchange lists of three (3) acceptable, qualified arbitrators.  Within five (5) Business Days following the exchange of lists of acceptable arbitrators, Seller and Purchaser shall select by mutual agreement the Title Arbitrator from their original lists of three (3) acceptable arbitrators.  If no such agreement is reached within seven (7) Business Days following the delivery of Title Arbitration Notice, the Houston office of the American Arbitration Association shall select an arbitrator from the original lists provided by Seller and Purchaser to serve as the Title Arbitrator.

(c)           Within three (3) Business Days following the selection of the Title Arbitrator, the Parties shall submit one copy to the Title Arbitrator of (i) this Agreement, with specific reference to this Section 4.4 and the other applicable provisions of this Article 4, (ii) Purchaser’s written description of the Final Disputed Title Matters, together with the supporting documents that were provided to Seller, (iii) Seller’s written response to Purchaser’s written description of the Final Disputed Title Matters, together with the supporting documents that were provided to Purchaser and (iv) the Title Arbitration Notice.  Within five (5) Business Days following such submissions, each of the Parties may submit one written response to the other Party’s submission.  The Title Arbitrator shall resolve the Final Disputed Title Matters based only on the foregoing submissions.  Neither Purchaser nor Seller shall have the right to submit additional documentation to the Title Arbitrator nor to demand discovery on the other Party.

(d)           The Title Arbitrator shall make its determination by written decision within thirty (30) days following Seller’s receipt of the Title Arbitration Notice (the “Arbitration Decision”).  The Arbitration Decision shall be final and binding upon the Parties, without right of appeal.  In making its determination, the Title Arbitrator shall be bound by the rules set forth in this Article 4.  The Title Arbitrator may consult with and engage disinterested third Persons to advise the Title Arbitrator, but shall disclose to the Parties the identities of such consultants.  Any such consultant shall not have worked as an employee or consultant for either Party or its Affiliates during the five (5) year period preceding the arbitration nor have any financial interest in the dispute.

(e)           The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defects and Title Defect Amounts or Title Benefits and Title Benefit Amounts and shall not be empowered to award damages, interest or penalties to either Party with respect to any matter.

(f)           Each Party shall each bear its own legal fees and other costs of preparing and presenting its case.  Seller shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the Title Arbitrator, including any costs incurred by the Title Arbitrator that are attributable to the consultation of any third Person.

(g)           Seller and Purchaser shall implement the Arbitration Decision as follows: (i) in the case of alleged Title Defects determined to be Title Defects, Seller shall remedy, at its sole election, such Title Defects pursuant to Section 4.2(c) within ten (10) Business Days following Seller’s receipt of the Arbitration Decision (with any amounts owed, as a result of such election, to be paid by the Escrow Agent out of the Escrow Account at the direction of the Parties, and (ii) in the case of disputed Title Benefits and Title Benefit Amounts or Title Defect Amounts, any amounts determined to be owed shall be paid by the Escrow Agent out of the Escrow Account at the direction of the Parties.  Any alleged Title Defects/Title Benefits determined not to be Title Defects/Title Benefits under the Arbitration Decision shall be final and binding as not being Title Defects/Title Benefits, and any amounts determined to be owed shall be paid by the Escrow Agent out of the Escrow Account at the direction of the Parties.  Any amounts remaining in the Escrow Account following resolution of all Disputed Title Matters shall be paid to the Party to which such funds are owed pursuant to the terms of this Agreement by the Escrow Agent at the direction of the Parties.  The Parties shall complete any further conveyancing or reconveyancing of property as is necessary to effect the remedy chosen by Seller pursuant to clause (i) above.  In the case of any such reconveyancing, Purchaser shall assign the relevant Title Defect Property to Seller with a special warranty of title by, through and under Purchaser, free and clear of any liens, claims, encumbrances or burdens other than the Permitted Encumbrances and any others that may have arisen by, through or under Seller.

(h)           Any dispute over the interpretation or application of this Section 4.4 shall be decided by the Title Arbitrator with reference to the Laws of the State of Texas.

Section 4.5            Limitations on Applicability.

(a)           This Article 4, Section 8.2(e) and the special warranty of title provided in the respective Conveyances shall be, subject to the limitations set forth in this Agreement, the exclusive rights and remedies of Purchaser with respect to Title Defects.  The right of Purchaser or Seller to assert a Title Defect or Title Benefit, respectively, under this Article 4 shall terminate on the Title Claim Date; provided, however, that until the alleged Title Defect or Title Benefit or Title Defect Amount or Title Benefit Amount, as applicable, is resolved in accordance with this Agreement, there shall be no termination of Purchaser’s or Seller’s rights under this Article 4 with respect to any alleged Title Defect or Title Benefit or Title Defect Amount or Title Benefit Amount properly reported in accordance with Section 4.4 on or before the Title Claim Date.  Thereafter, Purchaser’s sole and exclusive rights and remedies with regard to title to the Assets shall be as set forth in Section 8.2(e) or the respective Conveyances, as applicable.  Without limiting the foregoing, if a Title Defect under this Article 4 results from any matter which could also result in the breach of any representation or warranty of Seller as set forth in Article 5 and Purchaser has knowledge of such matter prior to the Title Claim Date, Purchaser shall only be entitled to assert such matter as a Title Defect to the extent permitted by this Article 4 and, for the avoidance of doubt, shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty or as a claim against Seller’s special warranty of title provided in the Conveyances.

(b)          Notwithstanding anything to the contrary in this Agreement, in no event shall there be any adjustments to the Unadjusted Purchase Price or, subject to Section 8.2(e), other remedies available in respect of Title Defects (including Title Defects constituting Environmental Defects) or Title Benefits, as applicable, under this Article 4:

(i)           With respect to Title Defects, (A) for any Title Defect Amount with respect to an individual Title Defect Property, if such amount does not exceed $25,000 (“Individual Defect Threshold”) and (B) unless the sum of the amount by which each such Title Defect Amount exceeds the Individual Defect Threshold, in the aggregate, (excluding any Title Defect Amounts with respect to Title Defects cured or indemnified by Seller in accordance with this Article 4) exceeds one percent (1%) of the Unadjusted Purchase Price (the “Aggregate Defect Deductible”), after which point, subject to the Individual Defect Threshold, Purchaser shall be entitled to adjustments to the Unadjusted Purchase Price or other remedies elected by Seller in accordance with Section 4.2(c) only with respect to Title Defect Amounts in excess of such Aggregate Defect Deductible and only to the extent that Title Defect Amounts exceed the Individual Defect Threshold and the Aggregate Defect Deductible.

(ii)          With respect to Title Benefits, (A) for any Title Benefit Amount with respect to an individual Title Benefit Property, if such amount does not exceed $25,000 (the “Individual Benefit Threshold”) and (B) unless the sum of the amount by which each such Title Benefit Amount exceeds the Individual Defect Threshold, in the aggregate, exceeds one percent (1%) of the Unadjusted Purchase Price (the “Aggregate Benefit Deductible”), after which point, subject to the Individual Benefit Threshold, Seller shall be entitled to adjustments to the Unadjusted Purchase Price only with respect to Title Benefit Amounts in excess of such Aggregate Benefit Deductible and only to the extent that Title Benefit Amounts exceed the Individual Benefit Threshold and the Aggregate Benefit Deductible.

(c)          Without prejudice to any of the other dates by which performance or the exercise of rights is due hereunder, or the Parties’ rights or obligations in respect thereof, the Parties hereby acknowledge that, as set forth more fully in Section 13.14, time is of the essence in performing their obligations and exercising their rights under this Article 4, and, as such, that each and every date and time by which such performance or exercise is due shall be the firm and final date and time.

Section 4.6            Consents to Assignment and Preferential Rights to Purchase.

(a)           Promptly after the Execution Date, Seller shall prepare and send (i) notices to the holders of any required consents to assignment that are set forth on Schedule 5.13 requesting consents to the Conveyances and (ii) notices to the holders of any applicable preferential rights to purchase or similar rights that are set forth on Schedule 5.13 in compliance with the terms of such rights and requesting waivers of such rights.  Any preferential purchase right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of this Agreement pursuant to Article 9 as to those Assets for which preferential purchase rights have not been exercised.  The consideration payable under this Agreement for any particular Asset for purposes of preferential purchase right notices shall be the Allocated Value for such Asset, subject to adjustment as described in Section 3.3.  Seller shall use commercially reasonable efforts to cause such consents to assignment and waivers of preferential rights to purchase or similar rights (or the exercise thereof) to be obtained and delivered prior to Closing, provided that Seller shall not be required to make payments or undertake obligations to or for the benefit of the holders of such rights in order to obtain the required consents and waivers.  Purchaser shall cooperate with Seller in seeking to obtain such consents to assignment and waivers of preferential rights, provided that Purchaser shall not be required to make payments or undertake obligations to or for the benefit of the holders of such rights in order to obtain the required consents and waivers.

(b)           In no event shall there be transferred at Closing any Asset for which a consent requirement has not been satisfied and which will terminate or in which the rights to be transferred to Purchaser will be materially impaired if transferred without the consent.  In cases in which the Asset subject to such a requirement is a Contract and Purchaser is assigned the Property or Properties to which the Contract relates, but the Contract is not transferred to Purchaser due to the unwaived consent requirement, Seller shall continue after Closing to use commercially reasonable efforts to obtain the consent so that such Contract can be transferred to Purchaser upon receipt of the consent.  In cases in which the Asset subject to such a consent requirement is a Property and the third Person consent to the transfer of the Property is not obtained by Closing, the affected Property and the Assets related to that Property shall not be transferred at Closing and the Unadjusted Purchase Price shall be reduced by the Allocated Value of the Property and related Assets.  If an unsatisfied consent requirement with respect to which a Purchase Price adjustment is made under Section 3.3 is subsequently satisfied prior to the date of delivery of the final settlement statement under Section 9.4(b), and the conditions precedent to Closing set forth in Section 8.1(f) and Section 8.2(f) have been satisfied or waived, a separate closing shall be held within five (5) Business Days thereof at which (i) Seller shall convey the affected Property and related Assets to Purchaser in accordance with this Agreement and (ii) Purchaser shall pay an amount equal to the Allocated Value of such Property and related Assets, adjusted in accordance with Section 3.3, to Seller.  If such consent requirement is not satisfied by the date of delivery of the final settlement statement, Seller shall have no further obligation to sell and convey such Property and related Assets and Purchaser shall have no further obligation to purchase, accept and pay for such Property, and the affected Property and related Assets shall be deemed to be deleted from Exhibit A-1 and Exhibit A-2 (and the other applicable Exhibits and Schedules) to this Agreement for all purposes.

(c)           If any preferential right to purchase any Assets is exercised prior to Closing, the Unadjusted Purchase Price shall be decreased by the Allocated Value for such Assets, and the affected Assets shall be deemed to be deleted from Exhibit A-1 and Exhibit A-2 (and the other applicable Exhibits and Schedules) to this Agreement for all purposes.  Seller shall retain the consideration paid by the third Person, and shall have no further obligation with respect to such affected Assets under this Agreement.  Should a third Person fail to exercise its preferential right to purchase as to any portion of the Assets prior to Closing and the time for exercise or waiver has not yet expired, the affected Assets shall not be transferred at Closing and the Unadjusted Purchase Price shall be reduced by the Allocated Values of such Assets.  In the event that such third Person exercises its preferential right to purchase following the Closing, Seller shall have no further obligation to sell and convey the affected Assets and Purchaser shall have no further obligation to purchase, accept and pay for such affected Assets, and the affected Assets shall be deemed to be deleted from Exhibit A-1 and Exhibit A-2 (and the other applicable Exhibits and Schedules) to this Agreement for all purposes.  If, on the other hand, the applicable preferential purchase rights are waived or expire, and the conditions precedent to Closing set forth in Section 8.1(f) and Section 8.2(f) have been satisfied or waived, a separate closing shall be held within five (5) Business Days at which (i) Seller shall convey the affected Assets to Purchaser in accordance with this Agreement and (ii) Purchaser shall pay an amount equal to the Allocated Value of such Assets, adjusted in accordance with Section 3.3, to Seller.

Section 4.7            Casualty or Condemnation Loss.

(a)           If, after the Execution Date, but prior to the Closing Date, any portion of the Assets is damaged, destroyed or made unavailable or unusable for the intended purpose by fire or other casualty or is taken in condemnation or under right of eminent domain (each a “Casualty Loss”), and the loss as a result of such individual Casualty Loss exceeds ten percent (10%) of the Unadjusted Purchase Price, Purchaser shall, subject to Section 8.1(e) and Section 8.2(e), nevertheless be required to close, and Seller shall elect by written notice to Purchaser prior to Closing either (i) to cause the Assets adversely affected by any such individual Casualty Loss to be repaired or restored to at least their condition prior to such Casualty Loss, at Seller’s sole cost and expense, as promptly as reasonably practicable (which work may extend after the Closing Date), (ii) to indemnify Purchaser against any costs or expenses that Purchaser reasonably incurs to repair or restore the Assets subject to any such Casualty Loss or (iii) exclude the affected Assets from this Agreement.  In each case, Seller shall retain all rights to insurance, unpaid awards, condemnation payments and other rights and claims against Third Parties with respect to the Casualty Loss, except to the extent the Parties otherwise agree in writing.

(b)           If, after the Execution Date, but prior to the Closing Date, any Casualty Loss occurs, and the loss as a result of such individual Casualty Loss is ten percent (10%) or less of the Unadjusted Purchased Price, Purchaser shall, subject to Section 8.1(e) and Section 8.2(e), nevertheless be required to close and Seller shall, at Closing, pay to Purchaser all sums paid to Seller by Third Parties by reason of such individual Casualty Loss and shall assign, transfer and set over to Purchaser or subrogate Purchaser to all of Seller’s right, title and interest (if any) in unpaid awards, condemnation payments and other rights and claims against Third Parties (other than Persons within the Seller Group) arising out of the Casualty Loss.  Following execution of this Agreement, Seller shall use reasonable efforts to cause Seller’s insurance providers to designate Purchaser as an “additional insured” on insurance policies covering the Assets, which designation shall terminate if this Agreement terminates prior to Closing.  If Purchaser receives any insurance proceeds other than as intended under this Section 4.7(b), Purchaser shall promptly remit such insurance proceeds to Seller.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1           Generally.

(a)           Any representation or warranty qualified to the “knowledge of Seller” or “to Seller’s knowledge” or with any similar knowledge qualification is limited to matters within the Actual Knowledge of the officers and employees with a job title and/or responsibilities of a foreman or supervisor and above of Seller.  As used herein, the term “Actual Knowledge” means information personally known upon reasonable inquiry by such individual.

(b)           Inclusion of a matter on a Schedule to this Agreement in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule.  Matters may be disclosed on a Schedule for information purposes only.

(c)           Subject to the foregoing provisions of this Section 5.1, the disclaimers and waivers contained in and the other terms and conditions of this Agreement, Seller represents and warrants the matters set out in Sections 5.2 through 5.15.

Section 5.2           Existence and Qualification.  Seller is a limited liability company, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to do business in the State of Texas.

Section 5.3           Power.  Seller has the requisite power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 5.4           Authorization and Enforceability.  The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by Seller at Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Seller.  This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.5           No Conflicts.  The execution, delivery and performance of this Agreement by Seller, and the transactions contemplated by this Agreement, will not (a) violate any provision of the certificate of formation or other organizational documents of Seller, (b) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, license or agreement to which Seller is a party or which affects the Assets, (c) violate any judgment, order, ruling or decree applicable to Seller as a party in interest, or (d) violate any Laws applicable to Seller or any of the Assets.

Section 5.6            Liability for Brokers’ Fees.  Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.7            Litigation.  Except as disclosed on Schedule 5.7, to Seller’s knowledge (it being understood that with respect to matters relating to the Operated Properties, the first portion of this Section 5.7 will not be deemed to be qualified to Seller’s knowledge), there are no actions, suits or proceedings pending, or to Seller’s knowledge, threatened in writing, before any Governmental Body or arbitrator with respect to the Assets or that would materially impair Seller’s ability to perform its obligations under this Agreement.

Section 5.8            Taxes and Assessments.  There are no material Tax liabilities of Seller that could result in liability to Purchaser (except as set forth in Section 2.4(g) and Article 12) as a transferee or successor or otherwise attach to the Assets.

Section 5.9            Capital Commitments.  Except as disclosed on Schedule 5.9, as of the Effective Date, there were no outstanding AFEs or other capital commitments to Third Parties that were binding on the Assets and approved by Seller, and that could reasonably be expected to require expenditures by the owner of such Assets after the Effective Date in excess of $100,000.

Section 5.10          Compliance with Laws.  Seller has materially complied with, and the Operated Properties during the period of Seller’s ownership thereof have been operated in material compliance with, all applicable Laws.

Section 5.11          Contracts.  Except as disclosed on Schedule 5.11:

(a)           To Seller’s knowledge, Seller is not in material default under any Contract;

(b)           There are no (i) Contracts with Affiliates of Seller which will be binding on the Assets after Closing or (ii) hedges, swaps or other derivatives contracts which will be binding on the Assets after Closing other than the Existing Hedging Transactions and the Additional Hedging Transactions; and

(c)           None of the Properties are subject to or burdened by any Contract, that can be reasonably expected to result in aggregate payments or receipts of revenue by Seller or more than $250,000 during the current or any subsequent year, including (i) any operating agreement, transportation and processing or similar contract or Hydrocarbon sales contract (in each case) that is not terminable without penalty on sixty (60) days’ or less notice or (ii) any indenture, mortgage, loan, credit or sale-leaseback or similar contract that will not be terminated at or prior to Closing.

Section 5.12         Payments for Production.  Except as disclosed on Schedule 5.12, Seller is not obligated by virtue of any take or pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements reflected in the Net Revenue Interest figures set forth on Exhibit A-2, as applicable; gas balancing arrangements; and nonconsent provisions in the Contracts) to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Properties at some future time without receiving payment therefor at or after the time of delivery, and, similarly, except as disclosed on Schedule 5.12, there are not any Imbalances attributable to the Properties.

Section 5.13          Consents and Preferential Purchase Rights.  Except as set forth in Schedule 5.13, none of the Properties, or any portion thereof, is subject to any preferential rights to purchase or required Third Party consents to assignment which may be applicable to the transactions contemplated by this Agreement, except consents and approvals of assignments by Governmental Bodies that are customarily obtained after Closing (including Customary Post-Closing Consents).

Section 5.14          Properties.  No default exists in the performance of any obligation of Seller under the Leases that would entitle the lessor thereunder to cancel or terminate any such Leases, and, except as set forth in Schedule 5.14, no party to any Lease or any successor to the interest of such party has filed or, to Seller’s knowledge, threatened in writing to file any action to terminate, cancel, rescind or procure judicial reformation of any such Lease.

Section 5.15          Non-Consent Operations.  Except as disclosed on Schedule 5.15 or otherwise reflected on Exhibit A-1 or Exhibit A-2, as applicable, no operations are being conducted or have been conducted on the Properties with respect to which Seller has elected to be a nonconsenting party under the applicable operating agreement and with respect to which all of Seller’s rights have not yet reverted to it.

Section 5.16          Certain Disclaimers.

(a)           EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 4, THIS ARTICLE 5, IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(c) OR IN THE CONVEYANCES TO BE DELIVERED BY SELLER TO PURCHASER HEREUNDER, (i) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (ii) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY PERSON OF THE SELLER GROUP).

(b)           EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 4, THIS ARTICLE 5, IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(c) OR IN THE CONVEYANCES TO BE DELIVERED BY SELLER TO PURCHASER HEREUNDER, WITHOUT LIMITING THE GENERALITY OF SECTION 5.16(a), SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, ORAL OR WRITTEN, AS TO (i) TITLE TO ANY OF THE ASSETS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (iii) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (iv) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (v) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, (vi) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS OR (vii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE PURCHASER GROUP IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING ANY ITEMS PROVIDED IN CONNECTION WITH SECTION 7.1), AND FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE EQUIPMENT AND OTHER TANGIBLE PROPERTY TRANSFERRED HEREUNDER IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.

(c)           EXCEPT AS AND TO THE EXTENT EXPRESSLY PROVIDED IN ARTICLE 4, SELLER SHALL NOT HAVE ANY LIABILITY IN CONNECTION WITH AND HAS NOT AND WILL NOT MAKE (AND HEREBY DISCLAIMS) ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL DEFECTS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS OR NORM INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND PURCHASER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Each Purchaser and EVOC, severally and not jointly, represents and warrants to Seller the following with respect to itself only:

Section 6.1            Existence and Qualification.  Each Purchaser is a limited partnership, validly existing, and in good standing under the Laws of the State of Delaware and is, or will be at the time of Closing, duly qualified to do business in the State of Texas.  EVOC is a limited liability company validly existing, and in good standing under the Laws of the State of Delaware and is duly qualified to do business in the State of Texas.

Section 6.2            Power.  Purchaser has the requisite power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 6.3            Authorization and Enforceability.  The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by Purchaser at Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company, corporate or partnership action on the part of Purchaser.  This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.4           No Conflicts.  The execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated by this Agreement, will not (a) violate any provision of the certificate of incorporation, bylaws, agreement of limited partnership or other organizational documents of Purchaser, (b) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Purchaser is a party, (c) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, or (d) violate any Laws applicable to Purchaser or any of its assets.

Section 6.5            Liability for Brokers’ Fees.  Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 6.6            Litigation.  There are no actions, suits or proceedings pending, or to Purchaser’s knowledge, threatened in writing, before any Governmental Body or arbitrator against Purchaser which are reasonably likely to materially impair Purchaser’s ability to perform its obligations under this Agreement or any document required to be executed and delivered by Purchaser at Closing.  As used in this Section 6.6, “Purchaser’s knowledge” is limited to information personally known by officers of Purchaser.

Section 6.7           Financing.  Purchaser has and will maintain between the Execution Date and Closing sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay the Closing Payment to Seller at the Closing.

Section 6.8            SEC Compliance.  Purchaser is acquiring the Assets for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended, and applicable state securities Laws.

Section 6.9            Independent Evaluation.

(a)           Purchaser is knowledgeable of the oil and gas business and of the usual and customary practices of oil and gas producers, including those in the areas where the Assets are located.

(b)          Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability.

(c)           In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent due diligence investigation of the Assets and the terms and conditions of this Agreement.

Section 6.10          Consents, Approvals or Waivers.  Purchaser’s execution, delivery and performance of this Agreement (and any document required to be executed and delivered by Purchaser at Closing) is not and will not be subject to any consent, approval, or waiver from any Governmental Body or other third Person, except consents and approvals of assignments by Governmental Bodies that are customarily obtained after Closing.

Section 6.11          Bankruptcy.  There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or threatened against Purchaser.

Section 6.12          Qualification.  Purchaser is, or as of the Closing Date will be, qualified under applicable Law or with the appropriate Governmental Bodies, as applicable, to own and operate the Assets and has, or as of the Closing will have, complied with all necessary bonding requirements of Governmental Bodies required for Purchaser’s ownership and operation of the Assets.

Section 6.13          Limitation.  Purchaser acknowledges the following:

(a)           EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 4, THIS ARTICLE 5, IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(c) OR IN THE CONVEYANCES TO BE DELIVERED BY SELLER TO PURCHASER HEREUNDER, THERE ARE NO REPRESENTATIONS AND WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, BY SELLER AS TO THE ASSETS OR PROSPECTS THEREOF AND PURCHASER HAS NOT RELIED UPON ANY ORAL OR WRITTEN INFORMATION PROVIDED BY SELLER.

(b)           EXCEPT AS AND TO THE EXTENT EXPRESSLY PROVIDED IN ARTICLE 4, SELLER AND THE OTHER MEMBERS OF THE SELLER GROUP SHALL NOT HAVE ANY LIABILITY IN CONNECTION WITH AND SELLER HAS DISCLAIMED, HAS NOT MADE AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL DEFECTS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS OR NORM INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS.

(c)           THE ASSETS HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT AND PRODUCTION OF HYDROCARBONS AND THERE MAY BE PETROLEUM, PRODUCED WATER, WASTE, OR OTHER SUBSTANCES OR MATERIALS LOCATED IN, ON OR UNDER THE PROPERTIES OR ASSOCIATED WITH THE ASSETS.  EQUIPMENT AND SITES INCLUDED IN THE ASSETS MAY CONTAIN ASBESTOS, NORM OR OTHER HAZARDOUS SUBSTANCES.  NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE, OR IN OTHER FORMS.  THE WELLS, MATERIALS AND EQUIPMENT LOCATED ON THE PROPERTIES OR INCLUDED IN THE ASSETS MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES.  NORM CONTAINING MATERIAL AND/OR OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING WATER, SOILS OR SEDIMENT.  SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS SUBSTANCES FROM THE ASSETS.

ARTICLE 7
COVENANTS OF THE PARTIES

Section 7.1            Access.

(a)           Between the Execution Date and the Closing Date, Seller will give Purchaser access to the Assets and access to and the right to copy, at Purchaser’s sole cost, risk and expense, the Records (or originals thereof) in Seller’s possession, for the purpose of conducting a reasonable due diligence review of the Assets, but only to the extent that Seller may do so without violating any obligations to any Third Party and to the extent that Seller has the authority to grant such access without breaching any restriction binding on it.  Purchaser shall be entitled to conduct a Phase I Environmental Site Assessment of the Assets and may conduct visual inspections and record reviews relating to the Assets, including their condition and compliance with Environmental Laws, subject to receipt of Seller’s written permission prior to performing such actions.  Purchaser shall not operate any equipment or conduct any testing or sampling of soil, groundwater or other materials (including any testing or sampling for Hazardous Substances, Hydrocarbons or NORM) on or with respect to the Assets prior to Closing without the prior written consent of, and subject to a written protocol with, Seller (which consent shall not be unreasonably withheld) with respect to any recognized environmental conditions identified in the Phase I Environmental Site Assessment or other inspection conducted by Purchaser pursuant to the immediately preceding sentence.  Purchaser shall abide by Seller’s, and any Third Party operator’s, safety rules, regulations, and operating policies (including the execution and delivery of any documentation or paperwork, e.g., boarding agreements or liability releases, required by Third Party operators with respect to Purchaser’s access to any of the Assets) while conducting its due diligence evaluation of the Assets.  Any conclusions made from any examination done by Purchaser shall result from Purchaser’s own independent review and judgment.

(b)           The access granted to Purchaser under this Section 7.1 shall be limited to Seller’s normal business hours, and Purchaser’s investigation shall be conducted in a manner that minimizes interference with the operation of the Assets.  Purchaser shall coordinate its access rights of the Assets with Seller to reasonably minimize any inconvenience to or interruption of the conduct of business by Seller.  Purchaser shall provide Seller with at least forty-eight (48) hours’ written notice before the Assets are accessed pursuant to this Section 7.1, along with a description of the activities Purchaser intends to undertake.

(c)           Purchaser acknowledges that, pursuant to its right of access to the Assets, Purchaser will become privy to confidential and other information of Seller and that such confidential information (which includes Purchaser’s conclusions with respect to its evaluations) shall be held confidential by Purchaser in accordance with the terms of the Confidentiality Agreement and any applicable privacy Laws regarding personal information.

(d)           In connection with the rights of access, examination and inspection granted to Purchaser under this Section 7.1, (i) PURCHASER WAIVES AND RELEASES ALL CLAIMS AGAINST THE SELLER GROUP ARISING IN ANY WAY THEREFROM OR IN ANY WAY CONNECTED THEREWITH AND (ii) PURCHASER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS EACH OF THE SELLER GROUP AND THIRD PARTY OPERATORS FROM AND AGAINST ANY AND ALL DAMAGES ATTRIBUTABLE TO PERSONAL INJURY, DEATH OR PHYSICAL PROPERTY DAMAGE, OR VIOLATION OF THE SELLER GROUP’S OR ANY THIRD PARTY OPERATOR’S RULES, REGULATIONS, OR OPERATING POLICIES, ARISING OUT OF, RESULTING FROM OR RELATING TO ANY FIELD VISIT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY PURCHASER WITH RESPECT TO THE ASSETS, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW BY THE SELLER GROUP OR THIRD PARTY OPERATORS.

Section 7.2            Government Reviews.  In a timely manner, Seller and Purchaser shall (a) make all required filings, prepare all required applications and conduct negotiations with each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations.  Each Party shall reasonably cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications, and negotiations.  Without limiting the foregoing, within ten (10) Business Days following the execution by Purchaser and Seller of this Agreement, Purchaser and Seller will each prepare and simultaneously file with the DOJ and the FTC the notification and report form required by the HSR Act for the transactions contemplated by this Agreement, and request early termination of the waiting period thereunder.  Purchaser and Seller agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act.  Purchaser and Seller shall cooperate with each other and shall promptly furnish all information to the other Party that is necessary in connection with Purchaser’s and Seller’s compliance with the HSR Act.  Purchaser and Seller shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto.  Seller and Purchaser shall use their reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions consummated hereby.  All filing fees incurred in connection with the HSR Act filings made pursuant to this Section 7.2 shall be borne by Purchaser.

Section 7.3            Public Announcements; Confidentiality.

(a)           Neither Seller nor Purchaser shall make any press release or other public announcement regarding the existence of this Agreement the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party; provided, however, that the foregoing shall not restrict disclosures to the extent (i) necessary for a Party to perform this Agreement (including disclosures to Governmental Bodies or third Persons holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transaction contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents), (ii) required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliate or (iii) subject to Section 7.3(b), such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and no objection is raised; and provided, further, that, in the case of clauses (i) and (ii), each Party shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.

(b)           Notwithstanding anything in Section 7.3(a) to the contrary, the Parties shall keep all information and data relating to this Agreement and the transactions contemplated hereby strictly confidential except for disclosures to Representatives of the Parties and any disclosures required to perform this Agreement; provided, however, that the foregoing shall not restrict disclosures that are required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates; and provided, further, that prior to making any such disclosures to Representatives or holders of preferential rights to purchase, the Party disclosing such information shall obtain an undertaking of confidentiality from each such party.

Section 7.4            Operation of Business.  Except as to the matters set forth on Schedule 7.4 or as otherwise approved by Purchaser, from the Execution Date until the Closing Date, Seller:

(a)           will conduct its business related to the Assets in the ordinary course consistent with Seller’s recent exploration and drilling program and other recent practices;

(b)           will not commit to any new operation reasonably anticipated by Seller to require future capital expenditures by the owner of the Assets in excess of $100,000;

(c)           will not voluntarily terminate, materially amend, execute or extend any material Contracts;

(d)           will maintain insurance coverage on the Assets presently furnished by nonaffiliated third Persons in the amounts and of the types presently in force;

(e)           will use commercially reasonable efforts to maintain in full force and effect all Leases that are presently producing in paying quantities;

(f)           will maintain all material permits, approvals, bonds and guaranties affecting the Assets, and make all filings that Seller is required to make under applicable Law with respect to the Assets;

(g)           will not transfer, sell, hypothecate, encumber or otherwise dispose of any material Properties or Equipment except for sales and dispositions of Equipment made in the ordinary course of business consistent with past practices; and

(h)           will not enter into an agreement with respect to any of the foregoing.

Requests for approval of any action restricted by this Section 7.4 shall be delivered to either of the following individuals, each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

Mr. Steve McDaniel	Mr. Mark A. Houser
1001 Fannin Suite 800 Houston, TX 77002	1001 Fannin Suite 800 Houston, TX 77002
Fax: 713.659.3556	Fax: 713.659.3556
Email: smcdaniel@enervest.net	Email: mhouser@enervest.net

Purchaser’s approval of any action restricted by this Section 7.4 shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) after Seller’s notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary during that period.  In the event of an emergency, Seller may take such action as a prudent operator would take and shall notify Purchaser of such action promptly thereafter.

Section 7.5            Intentionally Omitted.

Section 7.6            Operatorship.  Within ten (10) Business Days after Closing, Seller shall send notices to co-owners of those Properties that Seller currently operates indicating that Seller is resigning as operator, and recommending that Purchaser (or Purchaser’s designee) be elected successor operator.  Seller makes no representations or warranties to Purchaser as to the transferability of operatorship of any Properties which Seller currently operates.  Rights and obligations associated with operatorship of the Properties are governed by operating agreements or similar agreements and will be decided in accordance with the terms of such agreements.

Section 7.7            Change of Name.  Within thirty (30) days after Closing, Purchaser shall eliminate the name “Talon Oil & Gas LLC” and any variants thereof from the Assets acquired pursuant to this Agreement and shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

Section 7.8            Replacement of Bonds, Letters of Credit and Guaranties.  The Parties understand that none of the bonds, letters of credit and guaranties, if any, posted by Seller with Governmental Bodies or co-owners and relating to the Assets will be transferred to Purchaser.  Promptly following Closing, but, as to Properties operated by Seller, in no event later than the transfer of operatorship of such Properties, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for such bonds, letters of credit and guaranties, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guaranties posted by Seller or to consummate the transactions contemplated by this Agreement.

Section 7.9            Notification of Breaches.  Between the Execution Date and the Closing Date:

(a)           Purchaser shall notify Seller promptly after Purchaser obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect.

(b)           Seller shall notify Purchaser promptly after Seller obtains actual knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in any material respect.

(c)           If any of Purchaser’s or Seller’s representations or warranties is untrue or shall become untrue in any material respect between the Execution Date and the Closing Date, or if any of Purchaser’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 9.1), then such breach shall be considered not to have occurred for all purposes of this Agreement.

Section 7.10          Amendment to Schedules.

(a)           As of the Closing Date, all Schedules to this Agreement, as applicable, shall be deemed amended and supplemented by Seller to include reference to any matter which results in an adjustment to the Purchase Price pursuant to Section 3.3 as a result of the removal under the terms of this Agreement of any of the Assets.

(b)           Prior to Closing, Seller shall have the right to supplement its Schedules relating to the representations and warranties set forth in Article 5 with respect to any matters discovered or occurring subsequent to the Execution Date and such supplements shall, if the Closing occurs, be deemed to have been included in Seller’s representations and warranties for purposes of Seller’s indemnification obligations under Article 11; provided, however, that all such supplements shall be disregarded solely for purposes of determining whether the condition to Purchaser’s obligation to close the transaction pursuant to Section 8.2(a) has been satisfied.   If the Closing occurs and Seller has supplemented its Schedules pursuant to this Section 7.10(b), Purchaser will be deemed to have waived the matters relating to such supplements in regard to Purchaser’s obligation to close the transactions contemplated hereunder pursuant to Section 8.2(a).

Section 7.11         Additional Hedging Contracts.  To the extent that doing so would not cause Seller to be in violation of any provision of any credit agreement (or other loan or similar document) to which it is a party or otherwise cause Seller to be in breach of any representation and warranty contained in this Agreement, Seller shall use its reasonable efforts to enter into, in consultation with Purchaser, hedging transactions (which are capable of being transferred to or novated in favor of Purchaser) covering that portion of production from the Assets not covered by the hedges, swaps and other derivatives contracts identified in Exhibit A-5, as further described below.  Upon execution of this Agreement, Seller shall, in consultation with Purchaser, obtain quotations from counterparties with whom Seller has current ISDA agreements for straight swaps for quantities of production from the future proved developed producing oil and gas reserves attributable to the Assets that are not covered by the hedges, swaps and other derivatives contracts identified in Exhibit A-5.  Upon receipt of oral instruction from the Purchaser directing Seller which swaps to enter into and with which counterparty, subject to the indemnities set forth herein, Seller shall use its reasonable efforts to execute, for the benefit and liability of Purchaser, such transactions with the counterparty providing the terms acceptable to the Purchaser as set forth in such instruction (the “Additional Hedging Transactions”).  Immediately thereafter, Purchaser shall provide written confirmation to Seller confirming Purchaser’s oral instructions.  At Closing, all such Additional Hedging Transactions shall be transferred to or novated in favor of Purchaser.  Whether or not the Closing occurs, Purchaser shall pay, be responsible for, release, defend, indemnify and hold Seller harmless from and against any and all (i) costs and expenses of entering into the Additional Hedging Transactions, (ii) costs and expenses related to transferring to or novating in favor of Purchaser and (iii) costs, expenses and other liabilities arising from or attributable to the Additional Hedging Transactions.  In the event that this Agreement is terminated prior to Closing, Seller may, at its sole election, unwind any or all of the Additional Hedging Transactions; but in any event, Purchaser shall release, defend, indemnify and hold Seller harmless from and against any and all losses, costs, expenses or other liabilities arising from or related to the Additional Hedging Transactions, and shall make any required payments to Seller within ten (10) Business Days after receipt of invoice with respect thereto.

Section 7.12         Financial Statements.  Seller shall use its reasonable efforts to provide Purchaser with up to three (3) years of its, or its predecessor in interest’s, audited, and interim unaudited, financial statements related to ownership and operation of the Assets for purposes of filing with the U.S. Securities and Exchange Commission (the “Financial Statements”).

Section 7.13         Further Assurances.  After Closing, Seller and Purchaser agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

ARTICLE 8
CONDITIONS TO CLOSING

Section 8.1            Seller’s Conditions to Closing.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Seller) on or prior to Closing of each of the following conditions precedent:

(a)           Representations.  The representations and warranties of Purchaser set forth in Article 6 (i) which are not qualified as to materiality, shall be true and correct in all material respects and (ii) which are qualified as to materiality, shall be true and correct in all respects, in the case of both (i) and (ii), each as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

(b)           Performance.  Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)           No Action.  On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by a third Person (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Body or arbitrator; and

(d)           Governmental Consents.  All material consents and approvals of any Governmental Body (including those required by the HSR Act, if any) required for the transfer of the Assets from Seller to Purchaser as contemplated under this Agreement, except consents and approvals by Governmental Bodies that are customarily obtained after closing (including Customary Post-Closing Consents), shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

(e)           Title Defects and Casualty Losses.  The sum of Undisputed Title Defect Amounts and Casualty Losses as of the date scheduled for Closing, in the aggregate, shall not exceed twenty-five percent (25%) of the Unadjusted Purchase Price.

(f)           Transfer Restrictions.  The sum of the Allocated Values for Assets for which preferential rights to purchase or consents to assign have not been waived or obtained (pursuant to Section 4.6), or the period for exercise has not expired, as of the date scheduled for Closing, in the aggregate, shall not exceed twenty-five percent (25%) of the Unadjusted Purchase Price.

Section 8.2            Purchaser’s Conditions to Closing.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or wavier by Purchaser) on or prior to Closing of each of the following conditions precedent:

(a)           Representations.  The representations and warranties of Seller set forth in Article 5 (i) which are not qualified as to materiality, shall be true and correct in all material respects and (ii) which are qualified as to materiality, shall be true and correct in all respects, in the case of both (i) and (ii), each as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date);

(b)           Performance.  Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)           No Action.  On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by a third Person (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Body or arbitrator; and

(d)           Governmental Consents.  All material consents and approvals of any Governmental Body (including those required by the HSR Act, if any) required for the transfer of the Assets from Seller to Purchaser as contemplated under this Agreement, except consents and approvals by Governmental Bodies that are customarily obtained after closing (including Customary Post-Closing Consents), shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

(e)           Title Defects and Casualty Losses.  The sum of Undisputed Title Defect Amounts and Casualty Losses as of the date scheduled for Closing, in the aggregate, shall not exceed twenty-five percent (25%) of the Unadjusted Purchase Price.

(f)           Transfer Restrictions.  The sum of the Allocated Values for Assets for which preferential rights to purchase or consents to assign have not been waived or obtained (pursuant to Section 4.6), or the period for exercise has not expired, as of the date scheduled for Closing, in the aggregate, shall not exceed twenty-five percent (25%) of the Unadjusted Purchase Price.

ARTICLE 9
CLOSING

Section 9.1            Time and Place of Closing.  Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Latham & Watkins LLP, counsel to Seller, located at 717 Texas Avenue, Suite 1600, Houston, Texas 77002, at 10:00 a.m., Central Time, on December 30, 2010, or if all conditions in Article 8 to be satisfied prior to Closing have not yet been satisfied or waived, within five (5) Business Days of such conditions having been satisfied or waived, subject to the rights of the Parties under Article 10.  The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 9.2            Obligations of Seller at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 9.3, Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:

(a)           Counterparts of the Conveyances of the Assets, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller and acknowledged before a notary public;

(b)           Counterparts of the Letter-in-lieu of Transfer Order covering the relevant Assets, duly executed by Seller;

(c)           A certificate duly executed by an authorized officer of Seller, dated as of Closing, certifying on behalf of Seller that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been fulfilled;

(d)           A certificate duly executed by an authorized officer of Seller, dated as of the Closing, (i) attaching and certifying on behalf of Seller complete and correct copies of (A) the certificate of formation of Seller, (B) the resolutions of the board of directors (or similar body) of Seller authorizing the execution, delivery, and performance by Seller of this Agreement and the transactions contemplated hereby and (C) any required approval by Seller’s members of this Agreement and the transactions contemplated hereby and (ii) certifying the incumbency and true signatures of the officers who execute this Agreement and any other agreement, certificate or document related hereto or executed in connection herewith on behalf of Seller;

(e)           An executed statement described in Treasury Regulation § 1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Code;

(f)           Where approvals are received by Seller pursuant to a filing or application under Section 7.2, copies of those approvals;

(g)           If requested by Purchaser prior to the Closing, Counterparts of the Transition Services Agreement, duly executed by Seller;

(h)           Counterparts of the documents whereby the Existing Hedging Transactions and the Additional Hedging Transactions are transferred to or novated in favor of Purchaser, duly executed by Seller;

(i)            The Financial Statements, to the extent obtained;

(j)            Releases of mortgages burdening the Assets; and

(k)           All other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Purchaser.

Section 9.3            Obligations of Purchaser at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 9.2, Purchaser shall deliver or cause to be delivered to Seller, among other things, the following:

(a)           A wire transfer of the Closing Payment to the accounts designated by Seller in immediately available funds not later than 10:00 a.m. Central Time;

(b)           Counterparts of the Conveyances of the Assets, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Purchaser and acknowledged before a notary public;

(c)           Counterparts of the Letter-in-lieu of Transfer Order covering the relevant Assets, duly executed by Purchaser;

(d)           A certificate by an authorized officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been fulfilled;

(e)           A certificate duly executed by the secretary or any assistant secretary of Purchaser, dated as of the Closing, (i) attaching, and certifying on behalf of Purchaser as complete and correct, copies of (A) the certificate of incorporation (or formation) and bylaws, agreement of limited partnership or other organizational documents of Purchaser, each as in effect as of the Closing (B) the resolutions of the Board of Directors (or body of similar power and authority) of Purchaser or its general partner authorizing the execution, delivery, and performance by Purchaser of this Agreement and the transactions contemplated hereby and (C) any required approval by the shareholders, unit holders or partners of Purchaser of this Agreement and the transactions contemplated hereby and (ii) certifying the incumbency and true signatures of the officers who execute this Agreement and any other agreement, certificate or document related hereto or executed in connection herewith on behalf of Purchaser;

(f)           Where approvals are received by Purchaser pursuant to a filing or application under Section 7.2, copies of those approvals;

(g)           If requested by Purchaser prior to the Closing, Counterparts of the Transition Services Agreement, duly executed by Purchaser;

(h)           Counterparts of the documents whereby the Existing Hedging Transactions and the Additional Hedging Transactions are transferred to or novated in favor of Purchaser, duly executed by Purchaser;

(i)            Evidence of replacement bonds, guaranties and letters of credit pursuant to Section 7.8; and

(j)            All other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Purchaser.

Section 9.4            Closing Payment and Post-Closing Purchase Price Adjustments.

(a)           Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, using and based upon the best information available to Seller, a preliminary settlement statement estimating the initial Adjusted Purchase Price after giving effect to all Purchase Price adjustments set forth in Section 3.3.  The estimate delivered in accordance with this Section 9.4(a) less the Deposit and less any amounts placed in the Escrow Account pursuant to Section 4.2(b) shall constitute the dollar amount to be paid by Purchaser to Seller at the Closing (the “Closing Payment”).

(b)           As soon as reasonably practicable after the Closing but not later than the later of (x) the 95th day following the Closing Date and (y) the date on which the Parties or the Title Arbitrator, as applicable, finally determines all Title Defect Amounts and Title Benefit Amounts under Section 4.4, Seller shall prepare and deliver to Purchaser a statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Date.  Seller shall, at Purchaser’s request, supply reasonable documentation available to support any credit, charge, receipt or other item.  As soon as reasonably practicable but not later than the 30th day following receipt of Seller’s statement hereunder, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to such statement.  Seller may deliver a written report to Purchaser during this same period reflecting any changes that Seller proposes to be made to such statement as a result of additional information received after the statement was prepared.  The Parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than 195 days after the Closing Date; provided, however, that if the date on which the Parties or the Title Arbitrator, as applicable, finally determines all Title Defect Amounts and Title Benefit Amounts under Section 4.4 is later than the 95th day following the Closing Date, such 195 day period shall be extended the same number of days that such final determination occurs beyond the 95th day following the Closing Date.  In the event that the Parties cannot reach agreement within such period of time, either Party may refer the remaining matters in dispute to the Dallas, Texas office of KPMG LLP for review and final determination by arbitration.  The accounting firm shall conduct the arbitration proceedings in Dallas, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section.  The accounting firm’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on both Parties, without right of appeal.  In determining the proper amount of any adjustment to the Unadjusted Purchase Price, the accounting firm shall not increase the Unadjusted Purchase Price more than the increase proposed by Seller nor decrease the Unadjusted Purchase Price more than the decrease proposed by Purchaser, as applicable.  The accounting firm shall act as an expert for the limited purpose of determining the specific disputed matters submitted by the Parties and may not award damages or penalties to the Parties with respect to any matter.  Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case.  Seller shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the accounting firm.  Within ten (10) days after the earlier of (i) the expiration of Purchaser’s 30-day review period without delivery of any written report or (ii) the date on which the Parties finally determine the Adjusted Purchase Price or the accounting firm finally determines the disputed matters, as applicable, (A) Purchaser shall pay to Seller the amount by which the Adjusted Purchase Price (after deducting the Deposit amount and any amounts placed in the Escrow Account pursuant to Section 4.2(b)) exceeds the Closing Payment or (B) Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Adjusted Purchase Price (after deducting the Deposit amount and any amounts placed in the Escrow Account pursuant to Section 4.2(b)), as applicable.  Any post-closing payment pursuant to this Section 9.4(b) shall bear interest from the Closing Date to the date of payment at the Prime Rate.

(c)           Purchaser shall assist Seller in the preparation of the final statement of the Adjusted Purchase Price under Section 9.4(b) by furnishing invoices, receipts, reasonable access to personnel, and such other assistance as may be requested by Seller to facilitate such process post-Closing.

(d)           All payments made or to be made under this Agreement to Seller shall be made by electronic transfer of immediately available funds to the accounts designated by Seller.  All payments made or to be made hereunder to Purchaser shall be by electronic transfer or immediately available funds to a bank and account specified by Purchaser in writing to Seller.

ARTICLE 10
TERMINATION

Section 10.1          Termination.  This Agreement may be terminated at any time prior to Closing: (a) by the mutual prior written consent of Seller and Purchaser; or (b) by either Purchaser or Seller if Closing has not occurred on or before December 31, 2010; provided, however, that no Party shall be entitled to terminate this Agreement under Section 10.1(b) if the Closing has failed to occur because such Party negligently or willfully failed to perform or observe in any material respect its covenants or agreements hereunder.

Section 10.2          Effect of Termination.  If this Agreement is terminated pursuant to Section 10.1, without prejudice to either Party’s rights under Section 13.17 prior to termination, this Agreement shall become void and of no further force or effect (except for the Confidentiality Agreement and the provisions of Section 5.6, Section 6.5, Section 7.1(d), Section 7.3, Section 7.5, Section  7.11, Article 10, Article 13 and Appendix A, which shall continue in full force and effect) and Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any party without any restriction under this Agreement.  Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 10.1 shall not relieve (a) either Party, subject to Section 13.11 and without prejudice to either Party’s rights under Section 13.17 prior to termination, from liability for any willful or negligent failure to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing or (b) Purchaser, subject to Sections 10.3(a) and 13.11 and without prejudice to either Party’s rights under Section 13.17 prior to termination, from liability arising from a Funding Failure.

Section 10.3          Distribution of Deposit Upon Termination.

(a)           If Seller terminates this Agreement under Section 10.1(b), and Purchaser has negligently or willfully failed to perform or observe its covenants and agreements or is in breach of its representations and warranties hereunder, or Closing has otherwise not occurred as a result of an act or omission of Purchaser (other than an act or omission expressly permitted by this Agreement), Seller shall be entitled, as liquidated damages for lost opportunities (and not as a penalty), to retain the Deposit together with any interest or income thereon, free of any claims by Purchaser or any other Person.  In such event, Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any party without any restriction under this Agreement.

(b)           If this Agreement is terminated for any reason other than the reasons set forth in Section 10.3(a), Seller shall deliver to Purchaser the Deposit and any interest accrued thereon, free of any claims by Seller or any other Person with respect thereto.

ARTICLE 11
ASSUMPTION; INDEMNIFICATION

Section 11.1         Assumption by Purchaser.  Without limiting Purchaser’s rights to indemnity under Section 11.2 and Purchaser’s remedy for Title Defects in Article 4, Purchaser, severally as to each Purchaser’s Proportionate Share and not jointly, shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be timely fulfilled, performed, paid or discharged) all of the Assumed Purchaser Obligations; and EVOC shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be timely fulfilled, performed, paid or discharged) all of the Assumed Purchaser Obligations with respect to the Field Office.

Section 11.2          Indemnification.

(a)           From and after Closing, Purchaser, severally as to each Purchaser’s Proportionate Share and not jointly, and EVOC shall indemnify, defend and hold harmless the Seller Group from and against all Damages incurred, suffered by or asserted against such Persons:

(i)           caused by or arising out of or resulting from the Assumed Purchaser Obligations (including, for purposes of certainty, Environmental Liabilities under CERCLA that constitute Assumed Purchaser Obligations);

(ii)          caused by or arising out of or resulting from Purchaser’s breach of any of Purchaser’s covenants or agreements contained in Article 7; or

(iii)         caused by or arising out of or resulting from any breach of any representation or warranty made by Purchaser contained in Article 6 of this Agreement or in the certificate delivered by Purchaser at Closing pursuant to Section 9.3(d);

EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF THE SELLER GROUP, but (i) excepting in each case (A) the gross negligence or willful misconduct of Seller and (B) Damages against which Seller would be required to indemnify Purchaser under Section 11.2(b), and (ii) it being agreed that EVOC’s indemnity in Section 11.2(a) shall be limited to Assumed Purchaser Obligations with respect to the Field Office, with respect to representations and warranties shall apply only to breaches of representations and warranties given by EVOC, and shall not apply to Section 11.2(a)(ii).

(b)           From and after Closing, Seller shall indemnify, defend and hold harmless the Purchaser Group from and against all Damages incurred, suffered by or asserted against such Persons:

(i)            caused by or arising out of or resulting from Seller’s breach of Seller’s covenants or agreements contained in Article 7; or

(ii)           caused by or arising out of our resulting from any breach of any representation or warranty made by Seller contained in Article 5, or in the certificate delivered by Seller at Closing pursuant to Section 9.2(c);

EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF THE PURCHASER GROUP, but excepting in each case (i) the gross negligence or willful misconduct of Purchaser and (ii) Damages against which Purchaser would be required to indemnify Seller under Section 11.2(a).

(c)           Notwithstanding anything to the contrary contained in this Agreement, this Section 11.2 contains the Parties’ exclusive remedies against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties in Article 5, Article 6 and Article 7 and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Section 9.2(c) or Section 9.3(d), as applicable.  Except for the remedies contained in this Section 11.2, Section 10.2, and Section 10.3, and any other remedies available to the Parties at law or in equity for breaches of provisions of this Agreement other than Article 5, Article 6 and Article 7, SELLER AND PURCHASER EACH RELEASE, REMISE AND FOREVER DISCHARGE THE OTHER AND ITS AFFILIATES AND ALL SUCH PARTIES’ OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS AND OTHER REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH SUCH PARTIES MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF (i) THIS AGREEMENT, (ii) SELLER’S OWNERSHIP, USE OR OPERATION OF THE ASSETS OR (iii) THE CONDITION, QUALITY, STATUS OR NATURE OF THE ASSETS, INCLUDING RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY OR IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES AND COMMON LAW RIGHTS OF CONTRIBUTION, RIGHTS UNDER AGREEMENTS BETWEEN SELLER AND ANY PERSONS WHO ARE AFFILIATES OF SELLER, AND RIGHTS UNDER INSURANCE MAINTAINED BY SELLER OR ANY PERSON WHO IS AN AFFILIATE OF SELLER, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON.

(d)           The indemnity of each Party provided in this Section 11.2 shall be for the benefit of and extend to each Person included in the Seller Group and the Purchaser Group, as applicable; provided, however, that any claim for indemnity under this Section 11.2 by any such Person must be brought and administered by a Party to this Agreement.  No Indemnified Person (including any Person within the Seller Group and the Purchaser Group) other than Seller and Purchaser shall have any rights against either Seller or Purchaser under the terms of this Section 11.2 except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Section 11.2(d).  Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Section on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section.

Section 11.3          Indemnification Actions.  All claims for indemnification under Section 11.2 shall be asserted and resolved as follows:

(a)           For purposes hereof, (i) the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person or Persons having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 11 and (ii) the term “Indemnified Person” when used in connection with particular Damages shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Person or Persons pursuant to this Article 11.

(b)           To make a claim for indemnification under Section 11.2, an Indemnified Person shall notify the Indemnifying Person of its claim under this Section 11.3, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Third Person Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Person Claim and shall enclose a copy of all papers (if any) served with respect to the Third Person Claim; provided that the failure of any Indemnified Person to give notice of a Third Person Claim as provided in this Section 11.3 shall not relieve the Indemnifying Person of its obligations under Section 11.2 except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Third Person Claim or otherwise prejudices the Indemnifying Person’s ability to defend against the Third Person Claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.

(c)           In the case of a claim for indemnification based upon a Third Person Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Third Person Claim under this Article 11.  If the Indemnifying Person does not notify the Indemnified Person within such 30-day period whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed to have denied such indemnification obligation hereunder.  The Indemnified Person is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d)           If the Indemnifying Person admits its obligation, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Person Claim.  The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Third Person Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person).  The Indemnified Person may at its own expense participate in, but not control, any defense or settlement of any Third Person Claim controlled by the Indemnifying Person pursuant to this Section 11.3(d).  An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Third Person Claim or consent to the entry of any judgment with respect thereto which (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Person Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(e)           If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Third Person Claim, then the Indemnified Person shall have the right to defend against the Third Person Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation and assume the defense of the Third Person Claim at any time prior to settlement or final determination thereof.  If the Indemnifying Person has not yet admitted its obligation to provide indemnification with respect to a Third Person Claim, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation to provide indemnification with respect to the Third Person Claim and (ii) if its obligation is so admitted, reject, in its reasonable judgment, the proposed settlement.  If the Indemnified Person settles any Third Person Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation in writing and assumed the defense of a Third Person Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

(f)           In the case of a claim for indemnification not based upon a Third Person Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such indemnification.  If the Indemnifying Person does not notify the Indemnified Person within such 30-day period that it has cured the Damages or that it disputes the claim for such indemnification, the Indemnifying Person shall be conclusively deemed obligated to provide such indemnification hereunder.

Section 11.4          Limitation on Actions.

(a)           The representations and warranties of the Parties in Article 5 and Article 6 and the covenants and agreements of the Parties in Article 7 and the corresponding representations and warranties given in the certificates delivered at Closing pursuant to Section 9.2(c) and Section 9.3(d), as applicable, shall survive the Closing for a period of six (6) months (unless a shorter period is expressly provided within the applicable Section), except that (i) the representations, warranties and acknowledgements, as applicable, in Section 5.2, Section 5.3, Section 5.4, Section 5.5, Section 5.6, Section 6.1, Section 6.2, Section 6.3, Section 6.4, Section 6.5 and Section 6.13 shall survive indefinitely, (ii) the representation and warranties in Section 5.8 shall survive Closing until the applicable statute of limitations closes the taxable year to which the subject Taxes relate, (iii) the covenants and agreements, as applicable, in Section 7.1(d), Section 7.3, Section 7.7, Section 7.8 and Section 7.11 shall survive indefinitely and (iv) the covenants and agreements in Section 7.5 shall survive for the period set forth therein.  The remainder of this Agreement (including the disclaimers in Section 5.16) shall survive the Closing without time limit except (A) as may otherwise be expressly provided herein and (B) for the provisions of Article 12, which shall survive Closing until the applicable statute of limitations closes the taxable year to which the subject Taxes relate.  Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b)           The indemnities in Section 11.2(a)(ii), Section 11.2(a)(iii), Section 11.2(b)(i) and Section 11.2(b)(ii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date.  The indemnity in Section 11.2(a)(i) shall continue without time limit.

(c)           Seller shall not have any liability for any indemnification under Section 11.2 until and unless the aggregate amount of the liability for all Damages for which Claim Notices are delivered by Purchaser exceeds one percent (1%) of the Unadjusted Purchase Price, and then only to the extent such Damages exceed one percent (1%) of the Unadjusted Purchase Price.

(d)           Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall not be required to indemnify the Purchaser Group under this Article 11 for aggregate Damages in excess of fifteen percent (15%) of the Unadjusted Purchase Price.

(e)           The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 11 shall be reduced by (i) the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates) and (ii) an amount equal to the amount of any Tax benefit reasonably expected to be received by the Indemnified Person or its Affiliates in connection with such Damages or any of the circumstances giving rise thereto.

(f)           Purchaser shall not be entitled to indemnification or any other remedy under this Agreement with respect to any Damages or other liability, loss, cost, expense, claim, award or judgment attributable to or arising out of the actions of Purchaser as operator of any of the Properties.

(g)           In no event shall (i) any Indemnified Person be entitled to duplicate compensation with respect to the same Damage, liability, loss, cost, expense, claim, award or judgment under more than one provision of this Agreement and the various documents delivered in connection with the Closing, and (ii) any Person be entitled to indemnification hereunder with respect to a breach by an Indemnifying Person of any of the representations, warranties or covenants made or agreed to by such Indemnifying Person hereunder of which such Person had actual knowledge prior to the Closing Date.

ARTICLE 12
TAX MATTERS

Section 12.1          Tax Filings.  From the Effective Date through the Closing Date, Seller shall be responsible for filing with the Tax authorities the applicable Tax Returns for ad valorem, property, severance, production and similar Taxes which are required to be filed on or before the Closing Date and paying the Taxes reflected on such Tax Returns as due and owing (provided that to the extent such Taxes relate to the periods from and after the Effective Date, such payment shall be on behalf of Purchaser, and promptly following the Closing Date, Purchaser shall pay to Seller any such Taxes; but only to the extent that such amounts have not already been accounted for under Section 3.3).  Purchaser shall be responsible for the filing with the appropriate taxing authorities the applicable Tax Returns for all ad valorem, property, severance, production and similar Taxes beginning on or after the Closing Date and paying the Taxes reflected on such Tax Returns as due and owing; provided, however, that in the event that Seller is required by applicable Tax Law to file a Tax Return with respect to such Taxes after the Closing Date which includes all or a portion of a Tax period for which Purchaser is liable for such Taxes, following Seller’s request, Purchaser shall promptly pay to Seller all such Taxes allocable to the period or portion thereof beginning on or after the Effective Date (but only to the extent that such amounts have not already been accounted for under Section 3.3), whether such Taxes arise out of the filing of an original return or a subsequent audit or assessment of Taxes.  Seller shall be entitled to all Tax credits and Tax refunds which relate to any such Taxes allocable to any Tax period, or portion thereof, ending before the Effective Date.

Section 12.2          Current Tax Period Taxes.  Ad valorem, property, severance, production and similar Taxes assessed against the Assets with respect to the Tax period in which the Effective Date occurs (the “Current Tax Period”), but excluding ad valorem, property, severance production or similar Taxes which are based on quantity of or the value of production of Hydrocarbons, shall be apportioned between Seller and Purchaser as of the Effective Date with (a) Seller being obligated to pay a proportionate share of the actual amount of such Taxes for the Current Tax Period determined by multiplying such actual Taxes by a fraction, the numerator of which is the number of days in the Current Tax Period prior to the Effective Date and the denominator of which is the total number of days in the Current Tax Period and (b) Purchaser being obligated to pay a proportionate share of the actual amount of such Taxes for the Current Tax Period determined by multiplying such actual Taxes by a fraction, the numerator of which is the number of days (including the Closing Date) in the Current Tax Period on and after the Effective Date and the denominator of which is the total number of days in the Current Tax Period.  As described in Section 2.4(g), ad valorem, property, severance, production and similar Taxes which are based on quantity of or the value of production of Hydrocarbons shall be apportioned between Seller and Purchaser based on the number of units or value of production actually produced, as applicable, before or at and after the Effective Date. In the event that Purchaser or Seller makes any payment for which it is entitled to reimbursement under this Article 12, the applicable Party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of the reimbursement.

Section 12.3         Purchase Price Adjustments.  The Unadjusted Purchase Price shall be increased pursuant to Section 3.3 by (or Purchaser shall otherwise reimburse Seller for) the amount of ad valorem, property, severance, production and similar Taxes imposed on the ownership of the Assets or the production of Hydrocarbons produced from such Assets for all Tax periods or portions thereof ending on or before the Closing Date that Seller or its Affiliates have paid or pay on behalf of other working interest owners, royalty interest owners, overriding royalty interest owners and other interests owners in such Assets and that have not been recouped by Seller before the Closing Date from such other working interest owners, royalty interest owners, overriding royalty interest owners and other interest owners in such Assets.  Notwithstanding anything to the contrary (including Section 2.4(f)), to the extent that Purchaser receives any Tax refund to which Seller is entitled as described above, or any recoupment of Taxes described in the preceding sentence, it shall immediately pay such amount to Seller to the extent the Purchase Price has not been increased pursuant to Section 3.3 on account thereof.

Section 12.4          Characterization of Certain Payments.  The Parties agree that any payments made pursuant to this Article 12, Article 11 or Section 9.4 shall be treated for all Tax purposes as an adjustment to the Purchase Price unless otherwise required by Law.

ARTICLE 13
MISCELLANEOUS

Section 13.1          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.  Either Party’s delivery of an executed counterpart signature page by facsimile (or email) is as effective as executing and delivering this Agreement in the presence of the other Party.  No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

Section 13.2          Notice.  All notices and other communications which are required or may be given pursuant to this Agreement must be given in writing, in English and delivered personally, by courier, by facsimile or by registered or certified mail, postage prepaid, as follows:

If to Seller:

Talon Oil & Gas LLC
12225 Greenville Avenue
Dallas, Texas 75243
Attn: Grant Henderson
Facsimile: (214) 751-2901
Email:  ghenderson@talonog.com

With a copy to:

Talon Oil & Gas LLC
12225 Greenville Avenue
Dallas, Texas 75243
Attn: Joe Callaway
Facsimile: (214) 751-2901
Email:  jcallaway@talonog.com

With a copy to:

Latham & Watkins LLP
717 Texas Avenue, Suite 1600
Houston, Texas 77002
Attn: Michael P. Darden and
          Michael Dillard
Facsimile: (713) 546-5401
Email:  michael.darden@lw.com
             michael.dillard@lw.com

If to Purchaser and/or EVOC:

c/o EnerVest, Ltd.
1001 Fannin, Suite 800
Houston, Texas  77002
Attn:  Fabené J. Welch
Facsimile:  (713) 982-1500
Email:  fwelch@enervest.net

With a copy to:

EnerVest, Ltd.
1001 Fannin, Suite 800
Houston, Texas  77002
Attn:  Philip Berry
Facsimile:  (713) 659-3556
Email:  pberry@enervest.net

Either Party may change its address for notice by providing notice to the other Party in the manner set forth above.  All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

Section 13.3         Tax, Recording Fees, Similar Taxes & Fees.  Purchaser shall bear any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby.  If such transfers or transactions are exempt from any such Taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, Purchaser will timely furnish to Seller such certificate or evidence.  Except as otherwise provided herein, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

Section 13.4          Governing Law; Jurisdiction.

(a)           THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW WHICH WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)           THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN HARRIS COUNTY, TEXAS AND APPROPRIATE APPELLATE COURTS THEREFROM, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE, CONTROVERSY OR CLAIM MAY BE HEARD AND DETERMINED IN SUCH COURTS.  THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE, CONTROVERSY OR CLAIM BROUGHT IN ANY SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE, CONTROVERSY OR CLAIM.  EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

(c)           EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 13.5          Waivers.  Any failure by either Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by such Party and expressly identified as a waiver, but not in any other manner.  No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 13.6    Assignment.  Except as hereinafter specifically provided, no Party shall assign all or any part of this Agreement, nor shall either Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party (which consent may be withheld for any reason) and any assignment or delegation made without such consent shall be void.  Notwithstanding the preceding sentence, EnerVest Holding, L.P. shall have the right to convey all of its rights, benefits, duties and obligations in, to and arising from this Agreement on or before Closing to one or more affiliated limited partnerships the general partner of which is EnerVest, Ltd. (whether one or more, the “Co-Investment Fund”), and EV Properties, L.P., EnerVest Energy Institutional Fund XII-A, L.P., EnerVest Energy Institutional Fund XII-WIB, L.P., EnerVest Energy Institutional Fund XII-WIC, L.P. shall have the right to convey a portion of their respective rights, benefits, duties and obligations in, to and arising from this Agreement on or before Closing to the Co-Investment Fund.  In the event of any such conveyance, Exhibit E shall be amended to reflect the revised Proportionate Shares.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 13.7    Entire Agreement.  This Agreement (including, for purposes of certainty, the Appendix, Exhibits and Schedules attached hereto), the documents to be executed hereunder and the Confidentiality Agreement constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 13.8    Amendment.  This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.

Section 13.9    No Third Party Beneficiaries.  Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claims, cause of action, remedy or right of any kind, except the rights expressly provided in Section 4.2(e), Section 7.1(d) and Section 11.2 to the Persons described therein.

Section 13.10  Construction.  The Parties acknowledge that (a) Seller and Purchaser have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions and (c) Seller and Purchaser and their respective counsel participated in the preparation and negotiation of this Agreement.  Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

Section 13.11 Limitation on Damages.  NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT IN CONNECTION WITH ANY DAMAGES INCURRED BY THIRD PARTIES FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE TERMS OF THIS AGREEMENT, NONE OF PURCHASER, SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, EACH OF PURCHASER AND SELLER, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.12  Recording.  As soon as practicable after Closing, Purchaser shall record the Conveyances and other assignments, if any, delivered at Closing in the appropriate counties as well as with any appropriate governmental agencies and provide Seller with copies of all recorded or approved instruments.

Section 13.13  Conspicuous.  SELLER AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

Section 13.14  Time of Essence.  This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed.  For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds.  Without limiting the foregoing, time is of the essence in this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 13.15  Delivery of Records.  Seller, at Purchaser’s cost and expense, shall deliver the Records to Purchaser within ten business (10) days following Purchaser’s assumption of operations.

Section 13.16  Severability.  The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement which is manifestly unjust.

Section 13.17  Specific Performance.  The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and the Parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy available at law or in equity.

Section 13.18  Purchaser Liability.  Notwithstanding anything to the contrary in this Agreement, the Parties agree that, (a) prior to and at Closing, each Purchaser shall be jointly and severally liable for Purchaser’s obligations and liabilities under this Agreement and (b) after Closing, each Purchaser shall be severally, but not jointly, liable (each for its Proportionate Share) for Purchaser’s obligations and liabilities under this Agreement (other than the obligations set out in Section 9.4(b), for which each Purchaser shall remain jointly and severally liable).

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the date first above written.

SELLER:

Talon Oil & Gas LLC

By:	/s/ Grant Henderson
Grant Henderson
President

PURCHASER:

EnerVest Energy Institutional Fund XI-A, L.P.

By: EnerVest, Ltd., Its General Partner

By: EnerVest Management GP, L.C., Its General Partner

By:	/s/ James M. Vanderhider
James M. Vanderhider
Executive Vice President and
Chief Financial Officer

EnerVest Energy Institutional Fund XI-WI, L.P.

By:	EnerVest, Ltd., Its General Partner

By: EnerVest Management GP, L.C., Its General Partner

By:	/s/ James M. Vanderhider
James M. Vanderhider
Executive Vice President and
Chief Financial Officer

EnerVest Energy Institutional Fund XII-A, L.P.

By:	EnerVest, Ltd., Its General Partner

By: EnerVest Management GP, L.C., Its General Partner

By:	/s/ James M. Vanderhider
James M. Vanderhider
Executive Vice President and
Chief Financial Officer

EnerVest Energy Institutional Fund XII-WIB, L.P.

By:	EnerVest, Ltd., Its General Partner

By: EnerVest Management GP, L.C., Its General Partner

By:	/s/ James M. Vanderhider
James M. Vanderhider
Executive Vice President and
Chief Financial Officer

EnerVest Energy Institutional Fund XII-WIC, L.P.

By:	EnerVest, Ltd., Its General Partner

By: EnerVest Management GP, L.C., Its General Partner

By:	/s/ James M. Vanderhider
James M. Vanderhider
Executive Vice President and
Chief Financial Officer

EnerVest Holding, L.P.

By: EnerVest Operating, L.L.C., Its General Partner

By:	/s/ Stephen A. McDaniel
Stephen A. McDaniel
Senior Vice President and
General Manager - Western

EV Properties, L.P.,

By: EV Properties GP, LLC, Its General Partner

By:	/s/ Michael A. Mercer
Michael A. Mercer
Senior Vice President and Chief Financial Officer

EVOC:

EnerVest Operating, L.L.C.

By:	/s/ Stephen A. McDaniel
Stephen A. McDaniel
Senior Vice President and
General Manager - Western

APPENDIX A

ATTACHED TO AND MADE A PART OF THAT
CERTAIN PURCHASE AND SALE AGREEMENT, DATED AS OF October 25, 2010,
BY AND BETWEEN SELLER, PURCHASER AND EVOC

DEFINITIONS

“Actual Knowledge” has the meaning set forth in Section 5.1(a).

“Additional Hedging Transactions” has the meaning set forth in Section 7.11.

“Adjusted Purchase Price” has the meaning set forth in Section 3.3.

“AFEs” means authorization for expenditures issued pursuant to a Contract.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person.

“Aggregate Benefit Deductible” has the meaning set forth in Section 4.5(b)(ii).

“Aggregate Defect Deductible” has the meaning set forth in Section 4.5(b)(i).

“Agreement” has the meaning set forth in Preamble of this Agreement.

“Allocated Value” has the meaning set forth in Section 3.4.

“Arbitration Decision” has the meaning set forth in Section 4.4(d).

“Asserted Title Defect Amount” has the meaning set forth in Section 4.2(a).

“Assets” has the meaning set forth in Section 2.2.

“Assumed Purchaser Obligations” means all obligations and liabilities (including Environmental Liabilities), known or unknown, with respect to or arising from the Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Date, including obligations and liabilities relating in any manner to the condition, use, ownership or operation of the Assets, including obligations to (a) furnish makeup gas and/or settle Imbalances attributable to the Assets according to the terms of applicable gas sales, processing, gathering or transportation Contracts, (b) pay working interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from the Assets (including those held in suspense by Seller as of the Closing Date for which the Unadjusted Purchase Price is adjusted downward pursuant to Section 3.3(b)(vi), but excluding such amounts retained by Seller pursuant to Section 2.4(c)), (c) pay the proportionate share attributable to the Assets to properly plug and abandon any and all Wells, including temporarily abandoned Wells, (d) pay the proportionate share attributable to the Assets to dismantle or decommission and remove any property and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Assets, (e) pay the proportionate share attributable to the Assets to abandon, clean up, restore and/or remediate the premises covered by or related to the Assets in accordance with applicable agreements and Laws and (f) pay the proportionate share attributable to the Assets to perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and the Contracts, or as required by any Law including the payment of all Taxes for which Purchaser is responsible hereunder; but excluding, in all such instances, (A) prior to the Cut-off Date, matters that are the bases for the downward adjustments set forth in Section 3.3(b), which will be exclusively settled and accounted for pursuant to the terms of Section 3.3(b) and Section 9.4 and (B) matters that are subject to indemnification pursuant to Section 11.2(b)(ii).

Appendix A-1

“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.

“Casualty Loss” has the meaning set forth in Section 4.7(a).

“Central Time” means the central standard time zone of the United States of America.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et _seq., as amended.

“Claim Notice” has the meaning set forth in Section 11.3(b).

“Closing” has the meaning set forth in Section 9.1.

“Closing Date” has the meaning set forth in Section 9.1.

“Closing Payment” has the meaning set forth in Section 9.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-Investment Fund” has the meaning set forth in Section 13.6.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated  August 25, 2010 between Purchaser and Seller.

“Contracts” has the meaning set forth in Section 2.2(e).

“Control” means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise.  The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

“Conveyance” means the Conveyance attached hereto as Exhibit B.

“COPAS” has the meaning set forth in Section 2.5(a).

“Current Tax Period” has the meaning set forth in Section 12.2.

Appendix A-2

“Customary Post-Closing Consents” means the consents and approvals from Governmental Bodies for the assignment of the Assets to Purchaser that are customarily obtained after the assignment of properties similar to the Assets.

“Cut-off Date” has the meaning set forth in Section 3.3.

“Damages” means the amount of any actual liability, loss, cost, expense, fine, penalty, claim, award or judgment incurred or suffered by any Person (to be indemnified under this Agreement) arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims (including contractual indemnity claims), torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the reasonable costs of investigation and/or monitoring of such matters, and the reasonable costs of enforcement of the indemnity; provided, however, that the term “Damages” shall not include (i) loss of profits or other consequential damages suffered by the Party claiming indemnification, or any punitive damages (except as otherwise provided herein), (ii) any liability, loss, cost, expense, claim, award or judgment to the extent resulting from or to the extent increased by the actions or omissions of any Indemnified Person after the Closing Date and (iii) only in the case of claims under Section 11.2(a)(iii) or Section 11.2(b)(ii), any liability, loss, cost, expense, claim, award or judgment that does not individually exceed $50,000.

“Defensible Title” means that title of Seller, with respect to the Wells (including any proved undeveloped and probable locations identified by Purchaser on Schedule 3.4 hereto), that:

(i)           entitles Seller to receive Hydrocarbons within, produced, saved and marketed from the Wells throughout the duration of the productive life of such Wells (after satisfaction of all royalties, overriding royalties, net profits interests or other similar burdens paid to third Persons on or measured by production of Hydrocarbons, hereinafter “Net Revenue Interest”) of not less than the Net Revenue Interest shown on Exhibit A-2 for such Wells, except for (a) decreases in connection with those operations in which Seller may be a nonconsenting co-owner, (b) decreases resulting from the reversion of interests to co-owners with operations in which such co-owners elected not to consent, (c) decreases resulting from the establishment or amendment of involuntary pools or units, (d) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under-deliveries (in each of (a) – (d), as and to the extent reflected on Exhibit A-2) and (e) as otherwise shown on Exhibit A-2;

(ii)           obligates Seller to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, of each Well not greater than the working interest shown in Exhibit A-2 without increase throughout the productive life of such Wells, except for (a) increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest, (b) increases resulting from contribution requirements with respect to defaults by co-owners under the applicable operating agreement and (c) as otherwise shown on Exhibit A-2; and

(iii)           is free and clear of liens, encumbrances, obligations, or defects, except for and subject to Permitted Encumbrances.

Appendix A-3

“Deposit” has the meaning set forth in Section 3.1.

“Disputed Defect” has the meaning set forth in Section 4.2(b).

“Disputed Title Matters” has the meaning set forth in Section 4.4.

“Dollars” means U.S. Dollars.

“DOJ” means the Department of Justice.

“Effective Date” has the meaning set forth in Section 2.4(a).

“Environmental Defect” means (i) any written notice from a Governmental Body asserting or alleging a violation of an Environmental Law, (ii) a condition on or affecting an Asset which violates an Environmental Law, (iii) a condition on or affecting an Asset with respect to which remedial or corrective action is required under Environmental Law and (iv) any other Environmental Liability.

“Environmental Laws” means, as the same have been amended to the date hereof, CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et _seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et_seq.; the Clean Air Act, 42 U.S.C. § 7401 et_seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et_seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et _seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et _seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws as of the date hereof of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of the environment and all regulations implementing the foregoing that are applicable to the operation and maintenance of the Assets.

“Environmental Liabilities” means any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body or court of competent jurisdiction to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the Assets or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws which is attributable to the ownership or operation of the Assets.

“Equipment” has the meaning set forth in Section 2.2(g).

“Escrow Account” has the meaning set forth in Section 4.2(b).

“Escrow Agent” means the escrow agent named in the Escrow Agreement.

Appendix A-4

“Escrow Agreement” means that certain escrow agreement by and among the Parties and a bank selected by the Parties to serve as escrow agent, dated as of a date prior to the Closing Date in a form agreed by the Parties.

“EVOC” has the meaning set forth in the Preamble of this Agreement.

“Excluded Assets” means (i) the amounts to which Seller is entitled pursuant to Section 3.3(a), (ii) the Excluded Records, (iii) the Reassigned Properties, (iv) all claims and causes of action of Seller or any of its Affiliates arising under or with respect to any Contract that are attributable to the period of time prior to the Effective Date (including claims for adjustments or refunds), (v) all rights and interests of Seller or its Affiliates (a) under any policy or agreement of insurance or indemnity agreement, (b) under any bond and (c) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omission or events, or damage to or destruction of property prior to the Effective Date, (vi) all right, title and interest in any oil, gas and interest in oil, gas or mineral leases, overriding royalties, production payments, net profits interests, fee mineral interests, fee royalty interests and other interest in oil, gas, and other minerals set forth on Exhibit A-6, if any, (vii) any Leased Assets that are not transferred to Purchaser at Closing, (viii) any Taxes, Tax refunds or Tax carry-forward amounts attributable to the Assets prior to the Effective Date or to Seller’s businesses generally, (ix) all personal property of Seller not included within the definition of Assets, (x) all geophysical and other seismic and related technical data and information relating to the Assets to the extent that such geophysical and other seismic and related technical data and information is not transferable without payment of a fee or other penalty, (xi) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property, (xii) all data and Contracts that cannot be disclosed to Purchaser as a result of confidentiality arrangements under agreements with Third Parties (provided that Seller uses its commercially reasonable efforts to obtain a waiver of any such confidentiality restriction), (xiii) any of the Assets excluded from the transactions contemplated hereunder pursuant to Section 4.6 or Section 4.7(a) and (xiv) any other items expressly excluded under this Agreement or set forth on Exhibit A-6.

“Excluded Records” means (i) all corporate, financial, income and franchise Tax and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Assets), (ii) any records to the extent disclosure or transfer is restricted by any Third Party license agreement, other Third Party agreement or applicable Law, (iii) computer software, (iv) all legal records and legal files of Seller and all other work product of and attorney-client communications with any of Seller’s legal counsel (other than copies of (a) title opinions, (b) Contracts and (c) records and files with respect to any previous litigation matters and any on-going litigation matters that Purchaser will assume pursuant to the transactions contemplated herein), (v) personnel records, (vi) records relating to the sale of the Assets, including bids received from and records of negotiations with third Persons and (vii) any records with respect to the other Excluded Assets.

“Execution Date” has the meaning set forth in the Preamble of this Agreement.

“Existing Hedging Transactions” has the meaning set forth in Section 2.2(k).

Appendix A-5

“Field Office” has the meaning set forth in Section 2.2(f).

“Final Disputed Title Matters” has the meaning set forth in Section 4.4.

“Financial Statements” has the meaning set forth in Section 7.12.

“FTC” means the Federal Trade Commission.

“Funding Failure” the inability or failure for any reason to make (or obtain funds sufficient to make) the Closing Payment or any amounts owed pursuant to Section 9.4(b).

“GAAP” means U.S. generally accepted accounting principles.

 “Governmental Body” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Hazardous Substances” means any pollutants, contaminants, toxic or hazardous substances, materials, wastes, constituents, compounds or chemicals that are requested by, or may form the basis of liability under any Governmental Laws, including asbestos-containing materials (but excluding any Hydrocarbons or NORM).

 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof.

“Imbalances” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocated to the interests of Seller therein and the shares of production from the relevant Well to which Seller was entitled, or at the pipeline flange between the amount of Hydrocarbons nominated by or allocated to Seller and the Hydrocarbons actually delivered on behalf of Seller at that point.

“Indemnified Person” has the meaning set forth in Section 11.3(a).

“Indemnifying Person” has the meaning set forth in Section 11.3(a).

“Individual Benefit Threshold” has the meaning set forth in Section 4.5(b)(ii).

“Individual Defect Threshold” has the meaning set forth in Section 4.5(b)(i).

“Laws” means all Permits, statutes, rules, regulations, ordinances, orders, and codes of Governmental Bodies.

Appendix A-6

“Leased Assets” means all equipment, machinery, tools, fixtures, inventory, vehicles, office leases, furniture, office equipment and related peripheral equipment, computers, field equipment and related assets that are subject to or currently leased by Seller, and used or held for use solely in connection with the operation of, or the production of Hydrocarbons from, the Properties.

“Leases” has the meaning set forth in Section 2.2(a).

“Letter-in-lieu of Transfer Order” means that certain Letter-in-lieu of Transfer Order attached hereto as Exhibit C.

“Net Revenue Interest” has the meaning set forth in the definition of the term “Defensible Title” in this Appendix A.

“NORM” means naturally occurring radioactive material.

“Operated Properties” means those Properties for which Seller is the operator.

“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.

“Permits” means any permits, approvals or authorizations by, or filings with, Governmental Bodies.

“Permitted Encumbrances” means any or all of the following:

(i)      royalties and any overriding royalties, net profits interests, free gas arrangements, production payments, reversionary interests and other similar burdens on production to the extent that the net cumulative effect of such burdens does not reduce Seller’s Net Revenue Interest below that shown in Exhibit A-2 or increase Seller’s working interest above that shown in Exhibit A-2 without a proportionate increase in the Net Revenue Interest of Seller;

(ii)     all unit agreements, pooling agreements, operating agreements, farmout agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to the Properties, to the extent that the net cumulative effect of such instruments does not reduce Seller’s Net Revenue Interest below that shown in Exhibit A-2 or increase  Seller’s working interest above that shown in Exhibit A-2 without a proportionate increase in the Net Revenue Interest of Seller;

(iii)    preferential rights to purchase and required Third Party consents to assignments and similar transfer restrictions;

(iv)    liens for Taxes or assessments not yet delinquent or being contested in good faith by appropriate actions;

(v)     materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions;

Appendix A-7

(vi)   all rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of the Assets or interests therein if they are not required or customarily obtained in the region where the Assets are located prior to the sale or conveyance, including Customary Post-Closing Consents;

(vii)   excepting circumstances where such rights have already been triggered, rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;

(viii)  easements, rights-of-way, covenants, servitudes, permits, surface leases and other rights in respect of surface operations which do not prevent or adversely affect operations as currently conducted on the Properties covered by the Assets;

(ix)     calls on production under existing Contracts;

(x)     gas balancing and other production balancing obligations, and obligations to balance or furnish make-up Hydrocarbons under Hydrocarbon sales, gathering, processing or transportation contracts;

(xi)    all rights reserved to or vested in any Governmental Bodies to control or regulate any of the Assets in any manner or to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Body or under any franchise, grant, license or permit issued by any Governmental Body;

(xii)   any lien, charge or other encumbrance on or affecting the Assets which is expressly waived, bonded or paid by Purchaser at or prior to Closing or which is discharged by Seller at or prior to Closing;

(xiii)  any matters shown on Exhibit A-2;

(xiv)  mortgages, liens and other encumbrances burdening the Assets for which releases are obtained at or prior to Closing; and

(xv)  any other liens, charges, encumbrances, defects or irregularities which (a) do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Assets subject thereto or affected thereby, (b) would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties in the region where the Assets are located and (c) do not reduce Seller’s Net Revenue Interest below that shown in Exhibit A-2 or increase Seller’s working interest above that shown in Exhibit A-2 without a proportionate increase in the Net Revenue Interest of Seller.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Government Body or any other entity.

Appendix A-8

“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to the American Society for Testing and Materials E1527 - 05, or any similar environmental assessment.

“Prime Rate” means the rate of interest published from time to time as the “Prime Rate” in the “Money Rates” section of The Wall Street Journal.

“Properties” has the meaning set forth in Section 2.2(c).

“Property Costs” means (i) all operating and production expenses (including costs of insurance, rentals, shut-in payments and royalty payments; title examination and curative actions; ad valorem, property, severance, production and similar Taxes attributable to the ownership or operation of the Assets or the production of Hydrocarbons therefrom; and gathering, processing and transportation costs in respect of Hydrocarbons produced from the Properties) and capital expenditures (including bonuses, broker fees, and other lease acquisition costs, costs of drilling and completing wells and costs of acquiring equipment) incurred in the ownership and operation of the Assets in the ordinary course of business, (ii) general and administrative costs with respect to the Assets and (iii) overhead costs charged to the Assets under the applicable operating agreement or, in the absence of an operating agreement, overhead charges that are based on overhead rates typically charged for similar services in the area where the relevant Assets are located.

“Proportionate Share” has the meaning set forth in the Preamble of this Agreement.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchase Price Allocation Schedule” has the meaning set forth in Section 3.2.

“Purchaser” has the meaning set forth in the Preamble of this Agreement.

“Purchaser Group” means Purchaser, its current and former Affiliates, and each of their respective officers, directors, employees, agents, advisors and other Representatives.

“Reassigned Properties” means those certain of the Assets reconveyed, if any, from Purchaser to Seller pursuant to Section 4.2(c) or Section 4.4.

“Records” means copies of any files, records, maps, information, and data, whether written or electronically stored, relating solely to the Assets, including: (i) land and title records (including abstracts of title, title opinions, and title curative documents); (ii) contract files; (iii) correspondence; (iv) operations, environmental, production, and accounting records; and (v) production, facility and well records and data; provided, however, that the term “Records” shall not include any of the foregoing items that are Excluded Assets and any information that cannot, without unreasonable effort or expense that Purchaser does not agree to undertake or pay, as applicable, be separated from any files, records, maps, information and data related to the Excluded Assets.

“Remedy Deadline” has the meaning set forth in Section 4.2(b).

Appendix A-9

“Remedy Notice” has the meaning set forth in Section 4.2(b).

“Representatives” means (i) partners, employees, officers, directors, members, equity owners and counsel of a Party or any of its Affiliates or any prospective purchaser of a Party or an interest in a Party; (ii) any consultant or agent retained by a Party or the parties listed in subsection (i) above; and (iii) any bank, other financial institution or entity funding, or proposing to fund, such Party’s operations in connection with the Assets, including any consultant retained by such bank, other financial institution or entity.

“Seller” has the meaning set forth in the Preamble of this Agreement.

“Seller Group” means Seller, its current and former Affiliates, and each of their respective officers, directors, employees, agents, advisors and other Representatives.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body with respect to any Tax.

“Taxes” means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other assessments, duties, fees or charges imposed by any Governmental Body, including any interest, penalties or additional amounts which may be imposed with respect thereto.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Person Claim” has the meaning set forth in Section 11.3(b).

“Title Arbitration Notice” has the meaning set forth in Section 4.4(a).

“Title Arbitrator” has the meaning set forth in Section 4.4(b).

“Title Benefit” means any right, circumstance or condition that operates to (i) increase the Net Revenue Interest of Seller as of the Closing Date in any of the Wells above that shown on Exhibit A-2 without a proportionate (or greater) increase in Seller’s working interest above that shown Exhibit A-2.

“Title Benefit Amount” has the meaning set forth in Section 4.3(b).

“Title Benefit Notice” has the meaning set forth in Section 4.3(a).

“Title Benefit Property” has the meaning set forth in Section 4.3(a).

“Title Claim Date” has the meaning set forth in Section 4.2(a).

Appendix A-10

“Title Defect” means (i) an Environmental Defect or (ii) any lien, charge, encumbrance, obligation, defect, or other similar matter that, if not cured, causes Seller not to have Defensible Title in and to the Wells; provided, however, that the following shall not be considered Title Defects for any purpose of this Agreement:

(a)          defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Purchaser provides affirmative evidence that such failure or omission would reasonably be expected to result in another Person’s superior claim of title to the relevant Asset;

(b)          defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(c)          defects based on a gap in Seller’s chain of title in the state’s records as to state leases, or in the county records as to other leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet, which documents shall be included in a Title Defect Notice;

(d)          defects as a consequence of cessation of production, insufficient production, or failure to conduct operations on any of the Properties held by production, or lands pooled, communitized or unitized therewith, except to the extent the cessation of production, insufficient production or failure to conduct operations is affirmatively shown to exist such that it would give rise to a right to terminate the lease in question, evidence of which shall be included in a Title Defect Notice;

(e)          defects based on references to lack of information, including lack of information in Seller’s files, the lack of Third Party records, and or the unavailability of information from regulatory agencies;

(f)           defects based on references to a document because such document is not in Seller’s files;

(g)          defects based on Tax assessment, Tax payment or similar records (or the absence of such activities or records);

(h)          defects arising out of lack of corporate or other entity authorization, unless such lack of authorization results in a third Person’s actual and superior claim of title to the relevant property; and

(i)           defects that have been cured by applicable Laws of limitations or prescription.

“Title Defect Amount” has the meaning set forth in Section 4.2(c).

“Title Defect Notice” has the meaning set forth in Section 4.2(a).

“Title Defect Property” has the meaning set forth in Section 4.2(a).

Appendix A-11

“Transition Services Agreement” means the Transition Services Agreement attached hereto as Exhibit D.

“Unadjusted Purchase Price” has the meaning set forth in Section 3.1.

“Undisputed Title Defect” means, for purposes of Article 8, a Title Defect for which (i) Purchaser has delivered to Seller a Title Defect Notice prior to the Title Claim Date, (ii) Seller has not provided notice of a Disputed Defect prior to the third (3rd) Business Day before the date scheduled for Closing and (iii) the Asserted Title Defect Amount is in excess of the Title Defect Threshold.

“Units” has the meaning set forth in Section 2.2(b).

“Wells” has the meaning set forth in Section 2.2(c).

Appendix A-12